                          SECURITIES PURCHASE AGREEMENT

                                  By and Among

                             PINNACLE HOLDINGS INC.,

                                       and

                              PINNACLE TOWERS INC.,

                                on the one hand,

                                       and

                           THE INVESTORS NAMED HEREIN,

                                on the other hand

                           Dated as of April 25, 2002

                                TABLE OF CONTENTS

                                       i

                                       ii

Exhibit A--Investor Agreement
Exhibit B--New Pinnacle Certificate of Incorporation
Exhibit C--New Pinnacle Bylaws
Exhibit D--Form of Opinion
Exhibit E--Commitment Letter
Exhibit F--Employee Stock Option Plan
Exhibit G--Form of Warrant Agreement
Exhibit H--Term Sheet of Bankruptcy Plan
Exhibit I-- Break-Up Payment Claim Order
Exhibit J-- Break-Up Payment Order

                                      iii

                          SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is made as of
April 25, 2002 by and among Pinnacle Holdings Inc., a Delaware corporation
("Pinnacle"), and Pinnacle Towers Inc., a Delaware corporation ("PTI" and together with Pinnacle, the "Companies"), on the one hand, and Fortress
Registered Investment Trust, a Delaware business trust ("Fortress"), and
Greenhill Capital Partners, L.P., a Delaware limited partnership, and its related partnerships identified on the signature pages hereof (collectively,
"Greenhill"). Fortress and Greenhill and their permitted assignees are sometimes referred to individually as an "Investor" and collectively as the "Investors."
References to this Agreement herein shall include each of the Exhibits and
Schedules attached hereto. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 10.6.

         WHEREAS, the Companies desire to undertake the Restructuring (as hereinafter defined) to be followed immediately by the merger (the "Merger") of
Pinnacle with and into a newly formed Delaware corporation to be formed by the
Investors solely for purposes of completing the Merger and with no liabilities that would survive the Merger ("New Pinnacle"), with (i) New Pinnacle being the surviving entity and the direct parent corporation of PTI and changing its name to "Pinnacle Holdings Inc." and (ii) each of the New Common Shares (as hereinafter defined) issued by Pinnacle being converted into a New Common Share of New Pinnacle and immediately following the effective time of the Merger no other share of capital stock of New Pinnacle being issued or issuable other than the Warrant Shares and the Employee Stock Option Shares (as hereinafter defined);

         WHEREAS, in connection with the Restructuring, the Investors desire to make a significant investment in Pinnacle which, upon completion of the Merger, will become an investment in New Pinnacle;

         WHEREAS, to implement such investment, the Investors desire to purchase from Pinnacle, and Pinnacle desires to issue and sell to the Investors, upon the terms and subject to the conditions set forth herein, the New Common Shares;

         WHEREAS, in connection with the sale and purchase of the New Common
Shares, the Investors will have the benefit of the registration rights provided for in the Investor Agreement being executed at the Closing of the transactions contemplated hereby in the form attached hereto as Exhibit A (the "Investor
Agreement"); and

         WHEREAS, in order to effect the transactions contemplated by this
Agreement, New Pinnacle will adopt a certificate of incorporation and bylaws in the respective forms attached hereto as Exhibit B and Exhibit C, respectively
(the "New Pinnacle Certificate of Incorporation" and the "New Pinnacle Bylaws").

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

         Section 1.1 Issuance and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing Pinnacle shall: (a) issue and sell to Fortress and Fortress shall purchase from Pinnacle the New Fortress Shares;
and (b) issue and sell to Greenhill and Greenhill shall purchase from Pinnacle the New Greenhill Shares, determined as set forth in the next sentence. The number of New Fortress Shares shall be equal to 2/3 of the Required New Share
Amount and the number of New Greenhill Shares shall be equal to 1/3 of the
Required New Share Amount, minus in the case of the New Fortress Shares 2/3 of the number of New Senior Noteholder Shares (as hereinafter defined) and minus in the case of the New Greenhill Shares 1/3 of the number of New Senior Noteholder
Shares. The number of New Senior Noteholder Shares shall be equal to the number of New Common Shares acquired by holders of the Senior Notes pursuant to the elections described in Section 5.8. The "New Common Shares" shall mean initially the New Investors Shares and all other shares of Pinnacle's Common Stock issued pursuant to the Restructuring and, from and after the Merger, all shares of New
Pinnacle's Common Stock issued pursuant to the Merger.

         Section 1.2 The Purchase Price. Greenhill and Fortress shall each pay to the Companies, in accordance with the Bankruptcy Plan, by wire transfer of immediately available funds, a purchase price of $10 per New Investors Share
(the "Purchase Price"), in consideration for the New Investors Shares purchased by such Investor upon the Closing (collectively, the "Investment").

                                   ARTICLE II

                                   THE CLOSING

         Section 2.1 The Closing. The closing of the purchase and sale of the
New Common Shares hereunder and the other transactions contemplated hereby (the
"Closing") shall take place at the offices of Holland & Knight LLP, 400 North
Ashley Drive, Suite 2300, Tampa, Florida 33602, at a date (the "Closing Date")
and time to be mutually agreed upon by the Companies and the Investors, which shall be at least three (3) but no more than ten (10) Business Days after the later of (a) the date following the satisfaction or waiver by each Investor or the Companies, as appropriate, of all of the conditions set forth in Article VII
(other than those conditions that by their nature are to be satisfied at the
Closing, but subject to the satisfaction or waiver of those conditions) and (b)
the resolution of any objections to the calculations of EBITDA (as hereinafter defined), Cash Funding (as hereinafter defined) and Assumed Liabilities pursuant to Section 2.3; provided, however, that, in the event the parties are not able mutually to agree on a Closing Date in accordance with the immediately preceding clause, the parties agree that the Closing Date shall be on the tenth Business
Day following the later of (x) the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those

conditions) and (y) the resolution of any objections to the calculations of
EBITDA, Cash Funding and Assumed Liabilities pursuant to Section 2.3.

         Section 2.2 Deliveries.

               (a) At the Closing, Pinnacle shall deliver certificates to (i)
Fortress, representing the New Fortress Shares being purchased by Fortress and registered in the name of Fortress or its nominee or designee in such amounts as
Fortress shall specify to Pinnacle at least three (3) Business Days prior to the
Closing Date and (ii) Greenhill, representing the New Greenhill Shares being purchased by Greenhill and registered in the name of Greenhill or its nominee or designee in such amounts as Greenhill shall specify to Pinnacle at least three
(3) Business Days prior to the Closing Date. Delivery of such certificates to each Investor shall be made against receipt by Pinnacle of the portion of the
Purchase Price payable by such Investor, which shall be paid by wire transfer of immediately available funds to an account designated at least three (3) Business
Days prior to the Closing Date by Pinnacle.

               (b) Execution and delivery of the Investor Agreement shall be made at the Closing by Pinnacle and the Investors.

         Section 2.3 Preparation of EBITDA, Cash Funding and Assumed Liabilities
Calculations.

               (a) Not less than five (5) Business Days prior to the scheduled
Closing Date, the Companies will prepare and deliver to the Investors a draft schedule in form and substance reasonably satisfactory to the Investors showing
(i) the Initial Cash Funding Calculation, (ii) the calculation of earnings before interest, taxes, depreciation and amortization of the Companies and their
Subsidiaries on a consolidated basis for the period beginning January 1, 2002 and ending on the last day of the Last Applicable Month, divided by the number of full months occurring during the period beginning January 1, 2002 and ending on the last day of the Last Applicable Month (the "Initial EBITDA Calculation"),
and (iii) the calculation of the Assumed Liabilities (the "Initial Assumed
Liabilities Calculation"). The "Last Applicable Month" shall be either: (i) the month immediately preceding the month in which the Closing Date is scheduled to occur if the Closing Date is scheduled to occur on any day after the 15th day of the month in which the Closing Date occurs or (ii) the month prior to the month immediately preceding the month in which the Closing Date is scheduled to occur if the Closing Date is scheduled to occur on or before the 15th day of the month in which the Closing Date occurs. The Initial Cash Funding Calculation, the
Initial EBITDA Calculation and the Initial Assumed Liabilities Calculation shall be determined in accordance with GAAP consistently applied, but in the case of the Initial EBITDA Calculation as required by Section 2.3 adjusted to (i)
exclude the effect of, and without duplication, (A) impairment losses for assets held for sale or assets held for use as of the date of this Agreement, (B)
expenses incurred or reimbursed by the Companies in connection with the
Restructuring and the Restructuring Transaction, (C) gains or losses on the disposition of fixed assets, (D) financing costs, including debt restructuring costs and the write-offs of previously capitalized financing costs, (E) foreign currency translation costs, (F) costs associated with obtaining title insurance and mortgaging and perfecting liens on properties previously not mortgaged to the existing senior bank group, (G) any reserves or write-offs associated with the Companies' receivable from Motorola or the Companies' receivable from

Genesis, the Companies' D&O insurance carrier, (H) tax, penalties and interest associated with any built-in gains of C corporations which the Companies are ultimately required to pay since January 1, 2002, (I) any increases in the
Companies' insurance premiums occurring after the date of this Agreement not described in Section 3.20 of the Companies' Disclosure Schedule, (J) accelerated amortization of prepaid directors' and officers' insurance premiums resulting from the early termination of the Companies' directors' and officers' insurance policy, (K) unreimbursed costs or expenses associated with any potential settlement the Companies entering into in connection with the pending shareholder lawsuit, (L) unreimbursed costs associated with the settlement of any lawsuits in an amount not in excess of $2,000,000 in the aggregate, and (M)
expenses incurred by the Companies in connection with any potential transaction with a potential investor in one or both of the Companies , and (ii) include the monthly amount, if it would decrease EBITDA on a recurring going-forward basis, of the reasonably expected impact of any breaches by the Companies of their representations and warranties in Article III, in each case without giving effect to any and all materiality exceptions contained therein; provided, however, that any breach of a representation or warranty that results in a
$1,000 per month effect or less (individually) on EBITDA shall be ignored.

               (b) If any of the Investors (or the Committee with respect to the
Initial Cash Funding Calculation) has any objections to the Initial Cash Funding
Calculation, the Initial EBITDA Calculation or the Initial Assumed Liabilities
Calculation, such party will deliver a written statement describing their objections in reasonable detail to the Companies not less than five (5) Business
Days after the receipt of the Initial Cash Funding Calculation, the Initial
EBITDA Calculation and the Initial Assumed Liabilities Calculation. The
Companies, the Investors and the Committee will use reasonable efforts to resolve any such objections themselves. If a final resolution of such objections is not made within five additional Business Days, the Investors, the Companies and the Committee (as the case may be) will submit the issue to the Bankruptcy
Court for resolution on forty-eight (48) hours' notice. Any such party may present expert testimony at the hearing, and the resolution by the Bankruptcy
Court will be final and binding as to any adjustments to the Initial Cash
Funding Calculation, the Initial EBITDA Calculation or the Initial Assumed
Liabilities Calculation, as applicable, with no party having the right to appeal. The Closing shall be delayed until at least three (3) Business Days but no more than ten (10) Business Days following the Bankruptcy Court's final determination of the issue, and no party shall incur liability to any other party for such delay. "EBITDA" shall mean the Initial EBITDA Calculation provided by the Companies to the Investors pursuant to Section 2.3(a), together with any revisions thereto pursuant to this Section 2.3(b), and the "Cash
Funding" shall mean the Initial Cash Funding Calculation provided by the
Companies to the Investors pursuant to Section 2.3(a), together with any revisions thereto pursuant to this Section 2.3(b).

               (c) The Companies will make the work papers and back-up materials used in preparing the Initial Cash Funding Calculation, the Initial EBITDA
Calculation and the Initial Assumed Liabilities Calculation, and the books, records, and the financial staff of the Companies available to the Investors and their accountants and other representatives, and to the Committee and their advisors with respect to the Initial Cash Funding Calculation, at reasonable times and upon reasonable notice at any time during (i) the review by the
Investors and the Committee of the Initial Cash Funding Calculation, the Initial
EBITDA Calculation and the Initial Assumed Liabilities Calculation, and (ii) the
resolution by the parties of any objections thereto.

               (d) All documents delivered by the Companies to the Investors pursuant to this Section 2.3 shall contemporaneously be delivered to the
Committee and its counsel and, in the case of the Initial Cash Funding
Calculation, and any adjustments thereto shall be subject to the reasonable approval of the Committee.

         Section 2.4 Breaching Investor. Notwithstanding anything else contained in this Agreement to the contrary, if each of the conditions of each party's obligations to this Agreement set forth in Article VII have otherwise been satisfied or waived and if one of the Investors breaches its obligation to consummate the transactions contemplated herein (the "Breaching Investor"), the other Investors (the "Non-Breaching Investors") may elect within thirty (30)
Business Days from such date (or, if earlier, may elect by the date six months from the date hereof) that, but for the Breaching Investor's failure to close, would have been the Closing Date, to assume or cause one or more other Persons to assume all of the rights and obligations of the Breaching Investor (an
"Alternative Investor"); provided, that any such Alternative Investor which is neither an affiliate of, or an investor in, an Investor as of the date of this
Agreement shall be subject to the reasonable approval of the Companies and the
Committee. In the event that the Non-Breaching Investors determine not to elect to so assume or cause another Person to assume the Breaching Investor's rights and obligations under this Agreement, the Companies and the Committee shall have an additional thirty (30) Business Days (or, if earlier, until the date six months from the date hereof) to secure an Alternative Investor; provided, however, that such Alternative Investor shall be (x) required to enter into all inter-investor agreements on the same terms that the Breaching Investor would have been subject to had it completed the Investment and (y) subject to the
Non-Breaching Investors' consent, which consent shall not be unreasonably withheld, it being agreed that it shall not be unreasonable for the
Non-Breaching Investors to fail to give their consent if the reputation, business approach and industry expertise of such Alternative Investor shall not be comparable to or superior to those of the Breaching Investor. If the
Non-Breaching Investors elect not to assume or cause another Person to assume the Breaching Investor's rights and obligations under this Agreement and neither the Companies nor the Committee secures an Alternative Investor, the Companies and the Non-Breaching Investors shall each have the right to terminate this
Agreement without any liability (including without limitation Sections 5.3 and
8.2) to the other and without in any way releasing the Breaching Investor from any liability for its breach or limiting the Companies' rights with respect to the Breaching Investor.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

         Except as specifically set forth in the disclosure schedule prepared and signed by each of the Companies (the "Companies' Disclosure Schedule") and
delivered to the Investors simultaneously with the execution hereof, each of the
Companies, jointly and severally, represents and warrants to each of the
Investors that all of the statements contained in this Article III are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete in all material respects as of the Closing Date as though made on the Closing Date. The exceptions, modifications, descriptions and disclosures in any Schedule attached hereto are made for all purposes of this Agreement and are exceptions to all representations and warranties set forth in this Agreement or in any agreement or instrument

delivered pursuant to or in connection with this Agreement. Disclosure of an item in response to one Section of this Agreement shall constitute disclosure in response to every Section of this Agreement notwithstanding the fact that no express cross-reference is made. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality. In the event of any inconsistency between statements in the body of this Agreement and statements in the Companies' Disclosure Schedule (excluding exceptions expressly set forth in the Companies' Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this
Agreement shall control.

         EXCEPT IN THE CASE OF EACH OF THE FOLLOWING CLAUSES FOR THE LIMITED
REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III AND THE
INVESTORS' RELIANCE THEREON: (A) THE INVESTORS ARE ACQUIRING THE NEW INVESTORS
SHARES, AND THE SALE HEREUNDER IS MADE "AS IS" AND "WHERE IS", WITHOUT
REPRESENTATION OR WARRANTY; (B) THE COMPANIES HEREBY SPECIFICALLY DISCLAIM ANY
REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, INCLUDING, BUT NOT LIMITED TO THOSE
CONCERNING (I) THE NATURE AND CONDITION OF ANY ASSETS AND THE SUITABILITY OF ANY
ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH ANY INVESTOR MAY ELECT TO
CONDUCT THEREON, (II) THE MANNER, CONSTRUCTION, CONDITION AND STATE OF REPAIR OR
LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED ON ANY ASSETS, AND (III) THE
COMPLIANCE OF ANY ASSET OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR
REGULATIONS OF ANY GOVERNMENT OR OTHER BODY, IT BEING SPECIFICALLY UNDERSTOOD
THAT INVESTORS HAVE HAD FULL OPPORTUNITY TO DETERMINE FOR THEMSELVES THE
CONDITION OF THE COMPANIES AND THEIR ASSETS; (C) THE COMPANIES MAKE NO WARRANTY
OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW,
INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY,
CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A
PARTICULAR PURPOSE OF THE COMPANIES OR ANY OF THEIR ASSETS; (D) THE INVESTORS
ARE PURCHASING THE NEW INVESTORS SHARES BASED SOLELY ON THE INVESTORS' OWN
INDEPENDENT INVESTIGATIONS AND FINDINGS AND NOT IN RELIANCE UPON ANY INFORMATION
PROVIDED BY THE COMPANIES OR THE COMPANIES' REPRESENTATIVES; AND (E) THE
COMPANIES MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR RELIABILITY
OF ANY FORECASTS OR PROJECTIONS OF REVENUES, SALES, EXPENSES OR PROFITS. IN NO
EVENT SHALL EITHER OF THE COMPANIES BE LIABLE FOR DAMAGES ARISING FROM A BREACH
OF A REPRESENTATION OR WARRANTY.

         Section 3.1 Organization; Subsidiaries.

               (a) The Companies are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have the requisite corporate power and corporate authority to carry on their respective businesses as they are now being conducted or presently proposed to be conducted. To the Knowledge of the Companies, the Companies are each duly qualified and licensed as foreign corporations to do business and are each in good standing (and have paid all relevant franchise or analogous taxes) in each jurisdiction where the character of their assets owned or held under lease or the nature of their businesses makes such qualification necessary.

               (b) Section 3.1(b)(i) of the Companies' Disclosure Schedule sets forth (i) each corporation, limited liability company, partnership, business association or other Person in which the Companies own any direct or indirect equity interest (each a "Subsidiary," and collectively the "Subsidiaries"), (ii)
the ownership interest therein of the Companies or such other Subsidiary, (iii)
if such Subsidiary is not directly or indirectly wholly-owned by the Companies, to the extent known by the Companies, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) to the Knowledge of the
Companies, the United States federal income tax status of each Subsidiary as a corporation, "Taxable REIT Subsidiary" of Pinnacle (within the meaning of
Section 856(l) of the Code), "Qualified REIT Subsidiary" of Pinnacle (within the meaning of Section 856(i)(2) of the Code), partnership, or disregarded entity.
Except as set forth on Section 3.1(b)(i) of the Companies' Disclosure Schedule
(i) the Companies own, either directly or indirectly through one or more
Subsidiaries, all of the capital stock or other equity interests of the
Subsidiaries free and clear of all Encumbrances, other than Permitted
Encumbrances, and (ii) there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Subsidiary, or any Commitments of any character whatsoever relating to issued or unissued capital stock or other equity interests of any Subsidiary or pursuant to which any Subsidiary is or may become bound to issue or grant additional shares of its capital stock or other equity interests or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Section
3.1(b)(i) of the Companies' Disclosure Schedule contains a complete and accurate organizational chart identifying the equity ownership of PTI and each of the
Subsidiaries.

               (c) Except as set forth in Section 3.1(c) of the Companies'
Disclosure Schedule, each Subsidiary is a corporation, limited liability company, partnership, business association or other Person duly organized, validly existing and in good standing (in jurisdictions where such concept is recognized) under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to carry on its business as it is now being conducted. To the Knowledge of the Companies, each Subsidiary of the
Companies is duly qualified and licensed as a foreign corporation or other business entity to do business and is in good standing (and has paid all relevant franchise or analogous taxes) in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary.

         Section 3.2 Due Authorization. The Companies have all corporate right, corporate power and corporate authority to enter into this Agreement and each of the other Transaction Documents to which they are parties, subject to approval of the Bankruptcy Court, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Companies of this Agreement and each of the other Transaction Documents to which they are parties is, and the issuance, sale and delivery of the New Common Shares by Pinnacle and the compliance by the Companies with each of the provisions of this Agreement and each of the other Transaction Documents to which they are parties will, upon the approval of the Bankruptcy Court, be (a) within the corporate power and authority of the Companies, and (b)

have been duly authorized by all requisite corporate action of the Companies.
This Agreement has been, and each of the other Transaction Documents to which the Companies are parties when executed and delivered by the Companies will be, duly and validly executed and delivered by the Companies, and this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by the Companies and (assuming this Agreement constitutes a valid and binding obligation of the Investors) will constitute, a valid and binding agreement of the Companies, enforceable against the Companies in accordance with its terms, except as such enforcement is limited by bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and limitations imposed by general principles of equity.

         Section 3.3 Capitalization.

               (a) Except as set forth in Section 3.3 of the Companies'
Disclosure Schedule and except for the transactions contemplated by this
Agreement and the other Transaction Documents, there are no outstanding subscription rights, options, warrants, convertible or exchangeable securities or other rights of any character whatsoever to which either of the Companies are a party relating to issued or unissued capital stock of the Companies, or any
Commitments of any character whatsoever relating to issued or unissued capital stock of the Companies or pursuant to which the Companies or any of the
Subsidiaries are or may become bound to issue or grant additional shares of their capital stock or related subscription rights, options, warrants, convertible or exchangeable securities or other rights, or to grant preemptive rights. Except as contemplated by this Agreement and the other Transaction
Documents, (a) the Companies have not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person and (b) there are no voting trusts, stockholders agreements, proxies or other Commitments or understandings in effect to which the Companies are a party with respect to the voting or transfer of any of the outstanding shares of Common Stock.

               (b) As of the Closing, after giving effect to the Investment, the
Restructuring and the Merger (assuming they are effected as contemplated hereby), the authorized capital stock of New Pinnacle shall be as set forth in the New Pinnacle Certificate of Incorporation and the shares of capital stock of
New Pinnacle either outstanding or subject to issuance pursuant to outstanding options or other securities shall consist solely of the New Fortress Shares, the
New Greenhill Shares, the New Senior Noteholder Shares, the Employee Stock
Option Shares and the Warrant Shares (collectively, the "New Equity
Capitalization").

         Section 3.4 SEC Reports. Unless not required during the pendency of the
Bankruptcy Case, and except as set forth in Section 3.4 of the Companies'
Disclosure Schedule, since December 31, 2001, Pinnacle has timely filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act. Pinnacle has made available to each Investor complete copies of all annual reports, quarterly reports, proxy statements and other reports filed by Pinnacle under the Exchange Act since December 31, 2000, each as filed with the SEC through the date of the Agreement (collectively, the "SEC
Reports"). To the Knowledge of the Companies, except as set forth in Section 3.4 of the Companies' Disclosure Schedule, each SEC Report was, on the date of its filing or as subsequently amended, in compliance in all material respects with the requirements of its respective report form and the

Exchange Act and did not, on the date of filing or as subsequently amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         Section 3.5 Financial Statements. The consolidated financial statements of the Companies (including any related schedules and/or notes) included in the
SEC Reports, as subsequently amended, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with
United States generally accepted accounting principles ("GAAP") consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial condition, results of operations, cash flows and changes in stockholders' equity of the Companies and the Subsidiaries as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form
10-Q and subject to changes resulting from year-end adjustments.

         Section 3.6 Absence of Certain Changes. Except as set forth in Section
3.6 of the Companies' Disclosure Schedules or as set forth in the SEC Reports or as contemplated by this Agreement or any of the other Transaction Documents, the
Bankruptcy Case or the Amended Credit Facility, since December 31, 2001 through the date of this Agreement, neither the Companies nor any Subsidiary have taken any of the following acts:

               (a) incurred any liability or obligation (absolute, accrued, contingent or otherwise) except items incurred in the Ordinary Course of
Business or which do not in the aggregate exceed $1,000,000, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

               (b) paid, discharged or satisfied any claim, liability or
obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of Business or pursuant to the Bankruptcy Plan;

               (c) permitted or allowed any of its property or assets (real, personal or mixed, tangible, or intangible) to be subjected to any Lien other than Permitted Encumbrances;

               (d) written off as uncollectible any notes or accounts
receivable, except for write-offs in the Ordinary Course of Business;

               (e) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal, tangible or intangible) valued at
$1,000,000 individually or $2,500,000 in the aggregate;

               (f) granted any general increase in the compensation of executive officers (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any executive officer;

               (g) made any single capital expenditure or Commitment in excess of $250,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of
$10,000,000 (on a consolidated basis) for additions to property, plant, equipment or intangible capital assets;

               (h) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Companies or any Subsidiary;

               (i) made any change in any method of accounting or accounting practice except as required by GAAP;

               (j) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal, tangible or intangible)
valued at more than $5,000 individually or $15,000 in the aggregate to, or entered into any agreement or arrangement with, any of its executive officers or directors or any Affiliate of any of its executive officers or directors except for directors' fees and compensation to executive officers who receive total annual compensation of more than $150,000 at rates not exceeding the rates of such fees and compensation paid during the year ended December 31, 2001; or

               (k) agreed, whether in writing or otherwise, to take any action described in this Section 3.6.

          Section 3.7 Litigation.

               (a) Except (i) as set forth in Section 3.7(a) of the Companies'
Disclosure Schedule or (ii) as disclosed in the SEC Reports, there is no claim, action, suit, investigation or proceeding of any kind or nature whatsoever
("Litigation") pending or, to the Knowledge of the Companies, threatened against the Companies or any of the Subsidiaries or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental
Entity which (x) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other
Transaction Documents or (y) if resolved adversely to the Companies or a
Subsidiary would have a Material Adverse Effect. Except as set forth in Section
3.7(a) of the Companies' Disclosure Schedule, there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Companies or any of the Subsidiaries.

               (b) To the Knowledge of the Companies, none of the Companies nor any of the Subsidiaries are in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity, and neither the
Companies nor any of the Subsidiaries are a party or subject to any order, judgment or decree of any court, arbitrator or other Governmental Entity, except where such default, breach, order, judgment or decree would not have a Material
Adverse Effect.

         Section 3.8 Consents and Approvals. To the Knowledge of the Companies,
no consent, approval, authorization of, declaration, filing, or registration with, any federal, state, local or foreign government or regulatory authority, is required to be made or obtained by any of the Companies or the Subsidiaries in connection with the execution, delivery, and performance

                                       10

of this Agreement or any of the other Transaction Documents contemplated hereby, except for (i) the filing of the New Pinnacle Certificate of Incorporation with the Secretary of State of the State of Delaware, (ii) any required filings under the HSR Act, the Exchange Act or the Securities Act, (iii) the Regulatory
Approvals, (iv) the Required Consents, (v) the Confirmation Order, (vi) the
Break-Up Payment Order or Allowed Break-Up Payment Claim Order, as the case may be, and (vii) any consents of third parties required under any agreement or other instrument to which the Companies or any of the Subsidiaries are a party or pursuant to which any of them or any of their assets or properties is subject
(the "Third Party Consents"). The items referred to in clauses (i) through (vi)
of this Section 3.8 are hereinafter referred to as the "Governmental
Requirements."

         Section 3.9 No Violations. Assuming that the Governmental Requirements and the Third Party Consents will be satisfied, made or obtained and will remain in full force and effect and the conditions set forth in Article VII will be satisfied, neither the execution, delivery or performance by the Companies of this Agreement or any of the other Transaction Documents to which the Companies are a party nor the consummation of the Restructuring Transaction contemplated hereby or thereby will: (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws or other organizational documents of the Companies or any of the Subsidiaries; or (b)
constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, other than Permitted Encumbrances, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any
Law or (ii) any provision of any agreement or other instrument to which the
Companies or any of the Subsidiaries are a party or pursuant to which any of them or any of their assets or properties is subject, except, for breaches, violations, defaults, Encumbrances, other than Permitted Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which purport to become effective upon the occurrence of a Bankruptcy Case, or which, individually or in the aggregate, are not material and would not materially adversely affect the ability of the Companies to perform their obligations under this Agreement or any of the Transaction
Documents to which they are a party.

         Section 3.10 FCC/Other Regulatory Matters.

               (a) Except as set forth in Section 3.10(a) of the Companies'
Disclosure Schedule, to the Knowledge of the Companies, the Companies have all licenses, permits, certificates, franchises, consents, waivers, registrations or other regulatory authorizations from each Governmental Entity that regulates communications site owners or managers in each applicable domestic or foreign jurisdiction that are required for the conduct of their businesses as presently conducted, including without limitation those required by any of the following for the conduct of their businesses as presently conducted: (i) the appropriate foreign Governmental Entities (together with any required renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "Foreign Licenses"); (ii) the appropriate municipal Governmental Entities
(together with any required renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the "Local Authorizations");
(iii) the FCC (together with any required renewals, extensions or modifications thereof and any additions thereto made as of the Closing Date, the "FCC
Licenses"); and (iv) the FAA (together with any renewals, extensions or modifications thereof and any additions thereto made as of the Closing Date, the
"FAA Licenses"). The FCC Licenses, the FAA Licenses,

                                       11

Foreign Licenses and Local Authorizations are hereafter collectively referred to as the "Communications Licenses."

               (b) Except as set forth in Section 3.10(b) of the Companies'
Disclosure Schedule, to the Knowledge of the Companies, each of the
Communications Licenses was duly issued, is valid and in effect, has not been suspended, canceled, revoked or modified in any materially adverse manner and is not subject to material conditions or requirements that are not generally imposed on such authorizations.

               (c) Each holder of a Communications License, to the Knowledge of the Companies, (i) has operated in compliance with all terms thereof,(ii) is in compliance with, and the conduct of its business has been and is in compliance with, the Communications Act and any applicable state or local regulations, and
(iii) each such holder has filed all registrations and reports and paid all required fees, including any renewal applications, required by the
Communications Act, any non-U.S. laws or regulations or any applicable state or local regulations. There is (x) no pending or, to the Knowledge of the
Companies, threatened action by or before the FCC, the FAA, any municipal
Governmental Entity or any foreign Governmental Entity to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses, and (y)
not now issued, outstanding or, to the Knowledge of the Companies, threatened, any notice by the FCC, the FAA, any municipal Governmental Entity or any foreign
Governmental Entity of any violation or complaint, or any application, complaint, or proceeding (other than applications, proceedings, or complaints that generally affect the Companies' industry as a whole) relating to the business or operations of the Companies or any Subsidiary.

               (d) To the Knowledge of the Companies, no event has occurred which permits the revocation or termination of any of the Communications
Licenses or the imposition of any restriction thereon, or that would prevent any of the Communications Licenses from being renewed on a routine basis or in the ordinary course.

               (e) Except as set forth in Section 3.10(e) of the Companies'
Disclosure Schedule, to the Knowledge of the Companies, none of the execution, delivery or performance of this Agreement or any of the other Transaction
Documents by the Companies, nor the consummation of the transactions contemplated hereby or thereby will result in any revocation, cancellation, suspension or material modification of any Communications Licenses or give rise to the right of any Governmental Entity to take any such action or to fail to renew any Communications License.

         Section 3.11 Compliance with Laws. Except as disclosed in the SEC
Reports or in Section 3.11 of the Companies' Disclosure Schedule, to the
Knowledge of the Companies, the Companies and the Subsidiaries are in compliance with all Laws in all material respects, and neither the Companies nor any
Subsidiary has received any notice of any alleged violation of Law. In addition to the Communications Licenses, to the Knowledge of the Companies, the Companies
hold all other licenses, franchise permits, consents, registrations, certificates, and other governmental or regulatory permits, authorizations or approvals required for the operation of the business as presently conducted and for the ownership, lease or operation of the Companies' and their Subsidiaries'
Towers and Sites (collectively, "Licenses"). To the

                                       12

Knowledge of the Companies, all of such Licenses are valid and in effect, the
Companies and the Subsidiaries have duly performed and are in compliance with all of their obligations under such Licenses and no investigation or review by any governmental or regulatory body or authority is pending or threatened.

         Section 3.12 Commitments. Section 3.12 of the Companies' Disclosure
Schedule discloses or lists as of the date hereof each binding contract, agreement and commitment of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto ("Commitments") of the following types to which the Companies or any Subsidiary is a party or by or to which the Companies or any Subsidiary or any of their properties may be bound or subject: (a) Commitments containing covenants purporting to limit the freedom of the Companies or any Subsidiary to compete in any line of business in any geographic area or to hire any individual or group of individuals; (b) written
Commitments relating to planned or in process capital expenditures or other purchases or payments in excess of $250,000 individually; (c) Commitments constituting indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other financing agreements or instruments of the Companies or any Subsidiary involving indebtedness in amounts in excess of
$250,000; (d) written Commitments providing for the acquisition or disposition of any business or the capital stock of any Person in each case having a purchase price in excess of $250,000 that has not been consummated; (e)
Commitments in respect of any joint venture, partnership or other similar arrangement, in each case involving a Commitment of future capital of $250,000 on the part of the Companies; (f) Commitments with any Governmental Entity
(excluding Commitments for occupancy of communications sites owned or involving reasonably contemplated annual payments by the Companies or any Subsidiaries not in excess of $250,000); (g) Commitments relating to Tower and Site maintenance providers involving annual payments in excess of $250,000; and (h) any other agreement for the purchase of material, supplies, goods, services, equipment or other assets that provide for either (i) annual payment of $500,000 or more or
(ii) aggregate payments of $1,000,000 or more. To the Knowledge of the
Companies, except as set forth in Section 3.12 of the Companies' Disclosure
Schedule, neither the Companies nor any of the Subsidiaries are in breach in any material respect of any Commitment, and no other party to a Commitment listed in
Section 3.12 of the Companies' Disclosure Schedule is in breach in any material respect thereof.

         Section 3.13 Financial Advisory, Legal and Other Fees. No agent, broker, accounting firm, investment bank, other financial advisor, commercial bank, other financial institution, law firm, public relations firm or any other
Person is or will be entitled to any fee, commission, expense or other amount from the Companies or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents except for (a) the advisors identified in Section 3.13 of the Companies'
Disclosure Schedule, (b) other Persons whose fees, commissions, expenses and other amounts accrued through the date hereof and paid or payable do not in the aggregate total more than $100,000 (taking into account any amount saved if any of the aforementioned advisors are replaced) and (c) other Persons hired by the
Companies after the date of this Agreement in connection with the Bankruptcy
Case or required to be paid by the Companies by the Bankruptcy Code or Rules or by an order of the Bankruptcy Court.

                                       13

         Section 3.14 ERISA Compliance.

               (a) Section 3.14(a) of the Companies' Disclosure Schedule
contains a complete and correct list of each Plan. With respect to each Plan, the Companies have heretofore delivered or made available to the Investors true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Companies or any of the Subsidiaries relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

               (b) Each Plan has been administered in accordance with its terms, and each of the Plans (and any related trust) has been operated and is in material compliance with the applicable provisions of ERISA, the Code and all other applicable laws. Each Plan which is intended to be qualified under Section
401(a) of the Code is so qualified and has been determined by the IRS to be so qualified. Each Plan which is primarily subject to the laws of a jurisdiction outside of the United States is in good standing with applicable regulatory authorities.

               (c) Neither the Companies, nor any ERISA Affiliate nor any of the
Subsidiaries has incurred any unsatisfied liability under Title IV of ERISA or
Section 302 of ERISA in connection with any Plan and no condition exists that presents a material risk to the Companies or the Subsidiaries, any ERISA
Affiliate or any Subsidiary of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

               (d) No Plan (i) is subject to Title IV of ERISA; (ii) is a
"multiemployer plan" within the meaning of Section 3(37) of ERISA; (iii) is a
"multiple employer plan" within the meaning of Section 413(c) of the Code; or
(iv) is or at any time was funded through a "welfare benefit fund" within the meaning of Section 419(e) of the Code and no benefits under a Plan are or at any time have been provided through a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code.

               (e) None of the Companies or any of the Subsidiaries has any
liability for unpaid contributions with respect to any Plan, each of them has made all required contributions under each Plan for all prior periods and proper accruals relating to each Plan have been made and are appropriately reflected on the books of the Companies.

               (f) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) with respect to current or former employees for periods extending after retirement or other termination of service
(other than (x) coverage mandated by statute or (y) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

                                       14

               (g) Except as expressly contemplated by this Agreement or as set forth in Section 3.14(g) of the Companies' Disclosure Schedule, and subject to the limitations provided in Section 7.2(j), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, either alone or in combination with another event, (i) entitle any current or former employee, agent, independent contractor or officer of the Companies or any Subsidiary to severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, agent, independent contractor or officer, (iii) constitute a "change in control" causing an increase or acceleration of benefits under any Plan, (iv) result in any payment or benefit that will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code or (v) result in any loss of deduction for federal income tax purposes.

               (h) To the Knowledge of the Companies, there is no pending, threatened or anticipated (i) assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any
Plan (other than routine claims for benefits) or (ii) litigation relating to the employment or termination of employment of any current or former employee of the
Companies or any of the Subsidiaries.

               (i) To the Knowledge of the Companies, the Companies and the
Subsidiaries are and have been in compliance in all respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign)
respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees. Neither the Companies nor any of the Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union contract. No work stoppage or labor strike by employees is pending or threatened; neither the Companies nor any of the Subsidiaries is involved in or threatened with any labor dispute, grievance or litigation relating to labor matters and no organizational effort or other activity the purpose of which is to achieve representation of employees has been threatened or is ongoing.

         Section 3.15 Intellectual Property; Technology. To the Knowledge of the
Companies, except as set forth in Section 3.15 of the Companies' Disclosure
Schedule, (a) the conduct of the business of the Companies and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual
Property rights of any third party, and no claim has been asserted to the
Companies in writing that the conduct of the business of the Companies and the
Subsidiaries as currently conducted infringes upon the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual
Property licensed to the Companies or the Subsidiaries ("Company Licensed
Intellectual Property"), the Companies or the Subsidiaries have the right to use such Company Licensed Intellectual Property in the continued operation of their respective businesses pursuant to the terms of the license agreement governing the use of such Company Licensed Intellectual Property; (c) the Company Licensed
Intellectual Property has not been adjudged invalid or unenforceable in whole or in part; and (d) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall adversely affect any of the
Companies' rights with respect to the Company Licensed Intellectual Property.
Except as set forth in Section 3.15 of the Companies' Disclosure Schedule, the
companies do not own any Intellectual Property.

                                       15

         Section 3.16 Taxes.

         To the Knowledge of the Companies and except as set forth in Section
3.16 of the Companies' Disclosure Schedule:

               (a) The Companies have timely filed (or there have been filed on their behalf) all Tax Returns required to be filed by them under applicable law, and all such Tax Returns were and are true, complete and correct in all material respects, except, in each case, for Tax Returns with respect to which the amount of additional Taxes properly owing would not exceed, in the aggregate, $20,000.
Except to the extent adequately reserved for in accordance with GAAP and reflected on the most recent balance sheets of the Companies contained in the
SEC Reports, and except for the possible Tax which may be due with respect to the "built-in gains" in assets acquired directly or indirectly from any C corporation within the meaning of the Code as identified on Section 3.16(a) of the Companies' Disclosure Schedule, all Taxes due and payable by the Companies have been timely paid, except for unpaid taxes which in the aggregate do not exceed $50,000.

               (b) There are no Tax liens upon the assets of the Companies except liens for Taxes not yet due or Permitted Encumbrances.

               (c) The Companies have complied with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld, collected and paid over to the proper governmental authorities all amounts required.

               (d) No audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of the Companies, asserted with regard to any Taxes or Tax Returns of the Companies, except for any audits or other proceedings (i) that will result in additional Taxes in an amount not exceeding $20,000 in the aggregate, or (ii) with respect to which the
Companies have established adequate reserves in accordance with GAAP for any resultant Taxes, which reserves are reflected on the most recent balance sheets of the Companies contained in the SEC Reports.

               (e) Except for the two rulings dated July 18, 2000 and December
22, 1995, respectively, as issued by the Internal Revenue Service (the "IRS")
and previously delivered to the Investors by the Companies, the Companies have not received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement relating to Taxes with any taxing authority.

               (f) The Companies have not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (g) The Companies have not agreed to and are not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Companies, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Companies. To the
Knowledge of the Companies, the IRS has not proposed any such adjustment or change in accounting method.

                                       16

               (h) Except as set forth on Schedule 3.16(h) of the Companies'
Disclosure Schedule, the Companies do not have any material liability for Taxes of any Person other than the Subsidiaries (i) under Treasury Reg. Section
1.1502-6 (or any similar provision of state, local or foreign law), (ii) by contract, or (iii) otherwise.

               (i) The Companies do not have, nor have they ever had, any income which is includable in computing the taxable income of a United States person
(as determined under Section 7701 of the Code) under Section 951 of the Code.
None of the Subsidiaries are or have ever been a "passive foreign investment company" within the meaning of Section 1297 of the Code. The Companies are not and never have been "personal holding companies" within the meaning of Section
542 of the Code. There are no gain recognition agreements, within the meaning of
Treasury Reg. 1.367(a)-8 or any predecessor provision, between the Companies, on one hand, and a stockholder of the Companies, on the other. There is no pending or threatened action, proceeding or investigation by any taxing authority for assessment or collection of Taxes with respect to the Companies in any jurisdiction where the Companies have not filed a Tax Return. All dealings and arrangements between and among the Companies and the Subsidiaries are at arm's length and consistent with arm's length dealings and arrangements between or among unrelated, uncontrolled taxpayers.

               (j) Each Subsidiary which is a partnership, joint venture or limited liability company has been treated since its formation, and continues to be treated for federal income tax purposes, as a partnership or as a disregarded entity, and not as a corporation or as an association taxable as a corporation.

               (k) For purposes of this Section 3.16, all representations and warranties with respect to the Companies are deemed to include and to apply to each of the Subsidiaries and predecessors (and the Subsidiaries of such predecessors).

               (l) Except for the possible impact of the failure to timely elect that certain foreign Subsidiaries be treated as a partnership or a disregarded entity as identified on Section 3.16(l) of the Companies' Disclosure Schedule,
for each of its taxable years, Pinnacle (and its predecessor, as applicable) was organized, operated and duly qualified as a REIT under Section 856 of the Code and the execution or delivery by the Companies of this Agreement and the consummation by the Companies of the transactions contemplated hereby, will not adversely affect the qualification of Pinnacle as a REIT for each taxable year ending prior to or which includes the Closing Date, except for the possible failure to satisfy the REIT qualification requirements of either Section
856(a)(5) or Section 856(a)(6) of the Code as a result of events occurring concurrent with or subsequent to the Closing.

               (m) As used in this Agreement, (i) the term "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, and (ii) the term "Tax Return"

                                       17

means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns.

               (n) Each entity identified as a "Taxable REIT Subsidiary" of
Pinnacle (within the meaning of Section 856(l) of the Code) in Section 3.1(b)(i)
of the Companies' Disclosure Schedule, at all times since January 1, 2001, has satisfied every requirement imposed by Section 856(l) of the Code. None of such entities (i) operates or manages, has operated or managed, or will operate or manage prior to the Closing Date a "lodging facility" or "health care facility"
within the meaning of Section 856(1)(4)(A) and 856(1)(4)(B) of the Code,
respectively, or (ii) licenses, has licensed, or will license prior to the
Closing Date, rights to any brand name under which any such lodging facility or health care facility is operated.

               (o) The Companies have not, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section
341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section
341(f)(4) of the Code) owned by the Companies.

               (p) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Companies which have not been paid, except for any deficiencies (i) that do not exceed $30,000 in the aggregate, or (ii) with respect to which the Companies have established adequate reserves in accordance with GAAP, which reserves are reflected on the most recent balance sheets of the
Companies contained in the SEC Reports, and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of the
Companies.

               (q) At the Closing Date, other than a corporation that is a
"Qualified REIT Subsidiary" of Pinnacle within the meaning of Section 856(i)(2)
of the Code or a "Taxable REIT Subsidiary" of Pinnacle within the meaning of
Section 856(l) of the Code, Pinnacle will not own (as determined for purposes of
Section 856 of the Code and the Regulations promulgated thereunder, including
Treasury Reg. Section 1.856-3(g) and with the same meaning as when used in the
Investment Company Act of 1940, as amended), directly or indirectly (i)
securities (other than "real estate assets" within the meaning of Section
856(c)(5)(B) of the Code) possessing more than 10% of the total voting power of any issuer or (ii) securities (other than "real estate assets" within the meaning of Section 856(c)(5)(B) of the Code) having a value of more than 10% of the total value of the outstanding securities of any issuer, other than securities satisfying the straight debt safe harbor of Section 856(c)(7) of the
Code.

               (r) At no time on or prior to the Closing Date, have the
Companies provided services to tenants other than services that (i) do not give rise to "impermissible tenant service income" as defined in Section 856(d)(7) of the Code or (ii) give rise to impermissible tenant service income with respect to any property for any taxable year in an amount not in excess of one percent of all amounts received or accrued by the Companies with respect to such property during such year.

               (s) Pinnacle does not own and has not owned, directly or
indirectly (including through attribution under the Code), stock of any entity that is treated as a corporation for federal income tax purposes other than a stock of (i) "Qualified REIT Subsidiaries" within the

                                       18

meaning of Section 856(i)(2) of the Code, (ii) "Taxable REIT Subsidiaries"
within the meaning of Section 856(l) of the Code, or (iii) with respect to periods prior to March 31, 2001, "preferred stock subsidiaries," the ownership of which stock satisfied the provisions of Section 856(c)(4)(B) of the Code as in effect during the term of such ownership.

               (t) Except as set forth in Section 3.16(t) of the Companies'
Disclosure Schedule, the Companies do not own and have not owned, directly or indirectly (including through attribution under the Code), an interest in a partnership or limited liability company in which Pinnacle was not the direct or indirect (including through attribution under the Code) managing member or general partner.

         Section 3.17 Properties.

               (a) For purposes of this Agreement, "Pinnacle Permitted Liens"
means (i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the Ordinary
Course of Business and such Liens as are being contested by the Companies and the Subsidiaries in good faith, (ii) Liens for current Taxes not yet due or payable or Taxes being contested in good faith, (iii) any covenants, conditions, restrictions, reservations, rights, Liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on the Companies' and the Subsidiaries' title insurance policies and/or title commitments or reports which have been made available to the Investors, (iv) any
Liens, whether monetary or non-monetary, or other covenants, conditions, restrictions, reservations, rights, easements, encumbrances, encroachments and other matters affecting title which would not in the aggregate, be reasonably expected to interfere with the operations of the Companies or their Subsidiaries or affect their use of the Pinnacle Real Property, (v) any Liens or Encumbrances
approved by the Bankruptcy Court, including, without limitation, Liens granted pursuant to a cash collateral and/or debtor-in-possession financing order and
Liens granted as adequate protection; and (vi) Liens and Encumbrances granted pursuant to any forbearance agreements, or amendments thereto, entered into with respect to the Amended Credit Facility. "Pinnacle Leases" means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Companies or any of the Subsidiaries is the lessee, sublessee or licensee, of real property other than the Pinnacle Owned Real Property, necessary for the conduct of, or otherwise material to, the business of the
Companies and the Subsidiaries as it is currently conducted. "Pinnacle Leased
Real Property" means all interests in real property pursuant to the Pinnacle
Leases. "Pinnacle Owned Real Property" means the real property owned in fee by the Companies and the Subsidiaries necessary for the conduct of, or otherwise material to, the business of the Companies and the Subsidiaries as it is currently conducted. "Pinnacle Real Property" means, collectively, the Pinnacle
Owned Real Property and the Pinnacle Leased Real Property. Except as disclosed in Section 3.17(a) of the Companies' Disclosure Schedule, or in the title insurance policies relating to the Pinnacle Real Property, each of the Companies and the Subsidiaries have good, valid title to the Pinnacle Real Property free of all Liens, in each case except Pinnacle Permitted Liens and for Liens which do not materially adversely affect the Companies' use of such Pinnacle Real
Property. Except as set forth in Section 3.17(a) of the Companies' Disclosure
Schedule, there are no outstanding contracts for the sale of any of the Pinnacle
Real Property. Except as set forth in Section 3.17(a) of the Companies'
Disclosure Schedule, to the Knowledge of the Companies, there are no outstanding consents which have not yet been obtained by the Companies or the Subsidiaries, as applicable,

                                       19

in connection with the acquisition of any Pinnacle Real Property or the leasing of any Pinnacle Leased Real Property, except for consents the failure to obtain would not materially adversely affect the Companies' use of such Pinnacle Real
Property. To the Knowledge of the Companies, except as disclosed on Section
3.17(a) of the Companies' Disclosure Schedule and outstanding Third Party
Consents, (x) the use and operation of the Pinnacle Real Property in the conduct of the business of the Companies and the Subsidiaries does not violate any instrument of record or agreement affecting the Pinnacle Real Property and (y)
there are no defaults under any of the Pinnacle Leases which individually, or in the aggregate, would materially adversely affect the Companies' use of such
Pinnacle Real Property. Valid policies or commitments of title insurance have been issued insuring the Companies' or, if applicable, the Subsidiaries', fee simple title to those parcels of Pinnacle Owned Real Property listed on Section
3.17(a) of the Companies' Disclosure Schedule, subject only to the matters set forth in such policies or commitments, copies of which have been made available to the Investors. To the Knowledge of the Companies, except as listed on Section
3.17(a) of the Companies' Disclosure Schedule, no claim has been made against any such policy or commitment. Except as provided in Section 3.17(a) of the
Companies' Disclosure Schedule, the Companies and the Subsidiaries have no
Knowledge (A) that any certificate, permit or license from any Governmental
Entity having jurisdiction over any of the Pinnacle Real Property or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Pinnacle Real
Property or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the
Pinnacle Real Property has not been obtained and is not in full force and effect, except for such item which does not materially adversely affect the
Companies' use of such Pinnacle Real Property, or (B) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement having a material adverse effect on the use thereof or the business or operations of the Companies or the Subsidiaries issued by any
Governmental Entity. To the Knowledge of the Companies, except as set forth on
Section 3.17(a) of the Companies' Disclosure Schedule, the Improvements (as
hereinafter defined) are in good operating condition, reasonable wear and tear excepted. "Pinnacle Space Lease" means each lease or other right of occupancy affecting or relating to a property in which the Companies or the Subsidiaries
(or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of a lease agreement or as successor to any prior landlord. To the Knowledge of the Companies, no default exists under any Pinnacle Space Lease, except for such defaults which would not be expected to have a Material Adverse Effect.

               (b) With respect to those Improvements being constructed or under development and located on any Pinnacle Real Property that are set forth in
Section 3.17(b) of the Companies' Disclosure Schedule and involve a cost in excess of $250,000 individually, to the Knowledge of the Companies: (i) the budget for the construction of the Improvements represents an amount reasonably expected to develop and construct the Improvements; (ii) any plans and specifications have, to the extent required, been approved by all applicable
Governmental Entities, for such Improvements; and (iii) the Companies have used commercially reasonably efforts to pursue the development, construction and installation of the Improvements to the extent deemed necessary by the
Companies. For the purposes of this Agreement "Improvements" shall mean all buildings, improvements, structures and fixtures now or on the Closing Date located on the Pinnacle Real Property.

                                       20

         Section 3.18 Certain Site and Tower Matters.

               (a) To the Knowledge of the Companies, except as set forth in
Section 3.18(a) of the Companies' Disclosure Schedule, neither the Companies nor any Subsidiary has received notice of any existing action by Governmental
Entities to terminate or materially reduce the current access from the Sites to existing highways and roads, or to sewer or other utility services serving the
Sites.

               (b) To the Knowledge of the Companies, except as set forth on
Section 3.18(b) of the Companies' Disclosure Schedule, there are no leases, subleases or other agreements granting to any Person the right of, use, occupancy or possession of such portion of the Pinnacle Real Property in a manner that would materially impair the Companies use or operations thereon, other than the use or occupancy by any of the Companies, their Subsidiaries,
Affiliates, tenants under applicable Pinnacle Space Leases or Persons performing maintenance, repair or related services. To the Knowledge of the Companies, except as set forth in Section 3.18(b) of the Companies' Disclosure Schedule,
there are no Persons in possession of such Pinnacle Real Property, other than the Companies, their Affiliates, tenants under applicable Pinnacle Space Leases or Persons performing maintenance, repair or related services.

         Section 3.19 Environmental Matters.

         To the Knowledge of the Companies, except as set forth in Section 3.19 of the Companies' Disclosure Schedule:

               (a) The Pinnacle Real Property (the "Pinnacle Facilities") is
presently operated in compliance in all material respects with all Environmental
Laws (as defined below).

               (b) There are no Environmental Laws requiring any material remediation, clean up, repairs, constructions or capital expenditures (other than normal maintenance) with respect to the Pinnacle Facilities.

               (c) There are no (i) notices of any violation or alleged
violation of any Environmental Laws relating to the Pinnacle Facilities or their uses that have been received by the Companies or the Subsidiaries, or (ii)
notices of writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending that have been received by the Companies or the Subsidiaries, or, to the Knowledge of the
Companies, threatened, relating to the ownership, use, maintenance or operation of the Pinnacle Facilities.

               (d) There are no past or present actions or plans relating to the
Companies and the Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Environmental Laws or which may give rise to any material liability under the Environmental Laws.

               (e) For purposes of this Agreement, "Environmental Laws" mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the
United States, states and political

                                       21

subdivisions thereof and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health, the environment, or worker or public health and safety as in effect as of the date hereof, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, including by way of illustration and not by way of limitation, (A) the Comprehensive Environmental Response, Compensation and
Liability Act (42 U.S.C.ss.ss.960111 et seq.), the Resource Conservation and
Recovery Act (42 U.S.C.ss.ss.69011 et seq.), the Clean Air Act (42
U.S.C.ss.ss.7401 et seq.), the Federal Water Pollution Control Act (33
U.S.C.ss.ss.1251), the Safe Drinking Water Act (42 U.S.C.ss.ss.300f et seq.),
the Toxic Substances Control Act (15 U.S.C.ss.ss.2601 et seq.), the Endangered
Species Act (16 U.S.C.ss.ss.1531 et seq.), the Emergency Planning and Community
Right-to-Know Act of 1986 (42 U.S.C.ss.ss.11001 et seq.) and (B) analogous state and local provisions.

         Section 3.20 Insurance. To the Knowledge of the Companies, Section 3.20
of the Companies' Disclosure Schedule contains a complete and correct list and description (including the name of the insurer(s), name of the insured(s), amount of coverage, type of coverage, deductible amounts and significant exclusions) of all material insurance policies maintained (including directors'
and officers' liability insurance) by or on behalf of the Companies and the
Subsidiaries, including policies that have expired but have been renewed by the
Companies and in respect of which the Companies have not yet received a new policy. The Companies have made available to each Investor complete and correct copies of all such policies together with all material riders and amendments thereto. To the Knowledge of the Companies, such policies are valid and in full force and effect, and all premiums due thereon have been paid. To the Knowledge of the Companies, the Companies and the Subsidiaries have complied with the terms and provisions of such policies.

         Section 3.21 Business Combination and Takeover Statutes.

               (a) The Companies' Board of Directors has taken all actions reasonably necessary or advisable so that the restrictions contained in Section
203 of the DGCL applicable to a "business combination" (as defined in such
Section) will not apply to the execution, delivery or performance of this
Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

               (b) The execution, delivery and performance of this Agreement or any of the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby, will not cause Section 203 of the DGCL to be applicable to the Companies.

         Section 3.22 Offering of New Common Shares; Warrants. Neither the
Companies nor any Person acting on their behalf has taken any action (including, without limitation, any offering of any securities of the Companies under circumstances which would require, under the Securities Act, the integration of such offering with the offering, issuance and

                                       22

sale of the New Common Shares and Warrants) which might reasonably be expected to subject the offering, issuance or sale of the New Common Shares and Warrants to the registration requirements of Section 5 of the Securities Act.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

         Except as specifically set forth in the disclosure schedule prepared and signed by each of the Investors (the "Investors' Disclosure Schedule") and
delivered to Pinnacle simultaneously with the execution hereof, each Investor hereby represents and warrants as to itself to each of the Companies that all of the statements contained in this Article IV are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing
Date. Each exception set forth in the Investors' Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates to such section. The exceptions, modifications, descriptions and disclosures in any Schedule attached hereto are made for all purposes of this Agreement and are exceptions to all representations and warranties set forth in this Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement.
Disclosure of an item in response to one Section of this Agreement shall constitute disclosure in response to every Section of this Agreement notwithstanding the fact that no express cross-reference is made. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality. In the event of any inconsistency between statements in the body of this Agreement and statements in the Investors' Disclosure Schedule
(excluding exceptions expressly set forth in the Investors' Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control:

         Section 4.1 Investment.

               (a) Each Investor is acquiring the New Common Shares for
investment for its own account, and not with a view to any resale or distribution thereof in violation of the Securities Act. Subject to the terms of the Investor Agreement, each Investor understands that the New Common Shares have not and will not be registered under the Securities Act or any state securities laws by reason of specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor's representations as expressed herein.

               (b) Each Investor's financial condition and investments are such that it is in a position to hold the New Common Shares for an indefinite period, bear the economic risks of the investment and withstand the complete loss of the investment. Each Investor has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of such New Common Shares. Each Investor qualifies as (i) an "accredited investor"
as such term is defined in Section 2(15) of the Securities Act and Regulation D
promulgated thereunder or (ii) a "qualified institutional buyer" as defined in
Rule 144A under the Securities Act.

                                       23

               (c) Each Investor (i) has had a complete opportunity to conduct a due diligence investigation concerning the Companies' business operations, financial affairs and prospects; (ii) has received all the information it considers necessary or appropriate for deciding whether to enter into the transactions contemplated by this Agreement and the other Transaction Documents;
(iii) has examined and reviewed Pinnacle's most recent proxy statement, Annual
Report on Form 10-K, Quarterly Report on Form 10-Q, and any other Exchange Act reports filed with the Securities and Exchange Commission since the filing of
Pinnacle's most recent Form 10-K; and (iv) has, in conjunction with its legal counsel and other advisors, evaluated the risk factors inherent in an investment in the New Common Shares.

         Section 4.2 Rule 144. Each Investor acknowledges that the New Common
Shares to be purchased by the Investor must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from such registrations are available. Each
Investor is aware of and familiar with the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

         Section 4.3 Organization of the Investors. Each Investor is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

         Section 4.4 Authority of the Investors.

               (a) Each Investor has all right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof applicable to such Investor.

               (b) The execution, delivery and performance by each Investor of this Agreement and each of the other Transaction Documents to which it is a party, the compliance by each Investor with each of the provisions of this
Agreement and each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, are within the power and authority of each Investor, have been duly authorized and approved by the requisite actions of each Investor and do not require any further authorization or consent of any Investor or its beneficial owners. This Agreement is the legal, valid and binding agreement of each Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws from time to time affecting the enforcement of creditors' rights generally.

         Section 4.5 Non-Contravention. The execution, delivery and performance by each Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (a) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of the Investor pursuant to any agreement, instrument, franchise, license or permit to which the Investor is a party or by which any of its properties or assets may be bound or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental

                                       24

or regulatory agency or body applicable to the Investor or any of its properties or assets, other than such breaches, defaults or violations that are not reasonably expected to impair the ability of the Investor to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by each Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not violate or conflict with any provision of the organizational documents of the Investor, as currently in effect. Except for filings under the HSR Act
(as defined in Section 7.1(a) herein), no consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body applicable to an Investor is required for the execution, delivery and performance of this Agreement and the other
Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

         Section 4.6 Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or person engaged by or on behalf of the
Investors is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by the Transaction Documents.

         Section 4.7 Litigation. Except as set forth in Section 4.7 of the
Investors' Disclosure Schedule, there is no Litigation pending or, to the
Knowledge of each Investor, threatened against any Investor or involving any of their respective properties or assets by or before any court, arbitrator or other Governmental Entity which (i) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the other Transaction Documents or (ii) if resolved adversely to any
Investor would reasonably be expected to have a material adverse effect on the ability of the Investors to fulfill their obligations under this Agreement and the other Transaction Documents. There is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against any Investor that could reasonably be expected to have a material adverse effect on the ability of the
Investors to fulfill their obligations under this Agreement and the other
Transaction Documents. No Investor is in default under or in breach of any order, judgment or decree of any court, arbitrator or other Governmental Entity which would have a material adverse effect on the ability of the Investors fulfill their obligations under this Agreement and the other Transaction
Documents.

         Section 4.8 Consents and Approvals. To the Knowledge of each Investor, no consent, approval, authorization of, declaration, filing, or registration with, any federal, state, local or foreign government or regulatory authority, is required to be made or obtained by either of the Investors in connection with the execution, delivery, and performance of this Agreement or any of the other
Transaction Documents contemplated hereby, except for Governmental Requirements.

         Section 4.9 Sufficient Available Funds. Each Investor presently has undrawn capital commitments drawable by it upon ten (10) Business Days' notice in an amount sufficient to pay the Purchase Price for the New Investor Shares to
be purchased by it, and from the date hereof through and including the Closing will continue to have, undrawn capital commitments sufficient to satisfy all of its financial obligations under this Agreement. Each Investor will promptly notify the Companies of any event or circumstance which at any time from the date of

                                       25

this Agreement through and including the Closing Date could (i) result in or be reasonably expected to result in insufficient funds being available to such
Investor or (ii) hinder or reasonably be expected to hinder such Investor's financial ability to perform its obligations hereunder and each Investor agrees not to take any action that would reasonably be expected to result in insufficient funds being available to such Investor or in hindering such
Investor's financial ability to perform its obligations hereunder. The
Commitment Letter, a true and complete copy of which is attached as Exhibit E hereto, has been executed by each of the parties thereto and is in effect as of the date of this Agreement, the fee letter referenced therein has been executed and delivered by each party thereto and any fees required to be paid under such fee letter through the date of this Agreement have been paid.

         Section 4.10 Beneficial Ownership. As of the date of this Agreement,
(a) each Investor is the record or beneficial owner of, or holder of investment authority over, Senior Notes, Convertible Notes and Old Common Stock in the
aggregate principal amounts or number of shares, as applicable, set forth as to such Investor in Section 4.10 of the Investors' Disclosure Schedule and (b) no
Investor has record or beneficial ownership, or holds investment authority over, any other Senior Notes, Convertible Notes or Old Common Stock.

                                   ARTICLE V

                           COVENANTS OF THE COMPANIES

     Each of the Companies hereby, jointly and severally, covenants with the
Investors as follows:

         Section 5.1 Conduct of Business Pending the Closing. Except as set
forth in Section 5.1 of the Companies' Disclosure Schedule or as otherwise expressly contemplated by this Agreement and the Restructuring Transaction or any of the other Transaction Documents or as consented to by the Investors in writing (which consent shall not be unreasonably withheld) or as required by the federal Bankruptcy Code, the Amended Credit Facility or other Commitment scheduled in Section 3.12 of the Companies' Disclosure Schedule to which either of the Companies or any of their Subsidiaries is or shall be a party, during the period from the date of this Agreement through and including the Closing Date, none of the Companies shall, and each shall not permit any of their Subsidiaries to:

               (a) other than dividends and distributions by a direct or
indirect wholly owned Subsidiary to the Companies or one of their wholly owned
Subsidiaries, (i) declare, set aside or pay any dividends (payable in cash, stock, property or otherwise) on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any capital stock in the Companies or any of the Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any of its shares of capital stock or any other voting securities or any securities convertible

                                       26

into, exercisable for or exchangeable with, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except as contemplated by the Forbearance Agreement, the indenture governing the
Convertible Notes and Permitted Encumbrances;

               (c) amend its charter, bylaws or other comparable organizational documents other than in accordance with this Agreement or amend or waive any provisions of the Transaction Documents;

               (d) acquire any "business", as defined in Rule 3-05(a)(2) of
Regulation S-X (whether by merger, consolidation, purchase of assets or otherwise) or acquire any material equity interest in any person not an affiliate (whether through a purchase of stock, establishment of a joint venture or otherwise);

               (e) other than the items set forth in Section 5.1(e) of the
Companies' Disclosure Schedule, (i) sell, exchange or license or otherwise dispose of any of its real properties or other assets, (ii) enter into any new joint ventures or similar projects, (iii) enter into any new development projects other than in the ordinary course of business, (iv) enter into any new leases or other material agreements or understandings other than in the ordinary course of business, or (v) mortgage any of its real properties or other assets except for Permitted Encumbrances;

               (f) change its methods of accounting, except as required by changes in GAAP; or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable years ended December 31, 2000, except for such matters as are disclosed in Section 5.1(f) of the Companies' Disclosure
Schedule, and except for future amendments of those Tax Returns to correct immaterial mistakes or as required by changes in law or regulation or as may be required in connection with the Bankruptcy Case;

               (g) other than through the Bankruptcy Case, effect any settlement or compromise of any pending or threatened proceeding in respect of which the
Companies or the Subsidiaries are or could have been a party, unless such individual settlement (i) includes an unconditional written release of the
Companies and the Subsidiaries, in form and substance reasonably satisfactory to the Companies, from all liability on claims that are the subject matter of such proceeding, (ii) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of the Companies and the
Subsidiaries and (iii) involved the payment by the Companies of less than
$2,000,000 (not including any payments made pursuant to or by insurance policies) individually and, when taken together with all other such individual settlements, involved payment by the Companies of less than $5,000,000 in the aggregate (not including any payments made pursuant to or by insurance policies);

               (h) other than the obligations for capital commitments set forth in Section 5.1(h) of the Companies' Disclosure Schedule, (i) incur any additional indebtedness, except as contemplated by the Forbearance Agreement, the Amended Credit Facility or any indebtedness secured by Permitted
Encumbrances, or (ii) make any loans, advances or capital contributions to, or investments in, any Person (excluding any Subsidiary), except as

                                       27

contemplated by the Forbearance Agreement or the Amended Credit Facility or the
Companies' customary cash management practices;

               (i) other than the obligations for capital commitments set forth in Section 5.1(i) of the Companies' Disclosure Schedule, enter into any new capital or take out commitments or increase any existing capital or take out commitments;

               (j) except as contemplated by the Amended Credit Facility, make any interest payments or other distributions on or in respect of the Public
Debt;

               (k) except pursuant to agreements or arrangements in effect on the date hereof or as set forth on Section 5.1(k) of the Companies' Disclosure
Schedule, (i) terminate the employment of any executive officer of the Companies other than for cause, (ii) enter into any new employment agreement with any existing director or executive officer without the consent of the Investors, which consent shall not be unreasonably withheld, (iii) grant to any current or former director or executive officer of the Companies or the Subsidiaries any increase in compensation, bonus or other benefits (other than increases in base salary in the ordinary course of business consistent with past practice or arising due to a promotion or other change in status and consistent with generally applicable compensation practices), (iv) grant to any such current or former director, executive officer or other employee any increase in severance or termination pay, (v) amend, adopt or terminate any employment, deferred compensation, severance, termination or indemnification agreement with any such current or former director, executive officer or employee, or (vi) amend, adopt or terminate any Plan, except as may be required to retain qualification of any such plan under Section 401(a) of the Code;

               (l) except pursuant to agreements or arrangements set forth on
Section 5.1(l) of the Companies' Disclosure Schedule, or as otherwise contemplated by this Agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or purchase any properties or assets, or enter into any agreement or arrangement with, any of its executive officers or directors or any affiliate (other than the Companies or their Subsidiaries) or the immediate family members or associates of any of its executive officers or directors, other than payment of compensation at current salary, incentive compensation and bonuses and other than properly authorized business expenses in the ordinary course of business, in each case consistent with past practice;

               (m) enter into or amend in a manner materially adverse to the
Investors any new agreement which has a non-competition, geographical restriction or similar covenant;

               (n) amend, terminate or otherwise modify, or take any other action with respect to any Pinnacle Space Lease that results in a decrease in the Companies' revenue of $100,000 or more per month; or

               (o) agree to take, any of the foregoing actions.

         Section 5.2 Financing. The Companies shall cooperate with, and use reasonable efforts to take, or cause to be taken, all such reasonable further actions and to do, or cause to be done, all things reasonably necessary, proper and advisable to secure, as soon as practicable, the financing contemplated by, and substantially on the terms set forth in, the Commitment Letter.

                                       28

         Section 5.3 No Solicitation of Alternative Proposals. (a) Except as
expressly permitted in writing by the Investors, from and after the date of this
Agreement, none of the Companies shall authorize or permit any of their
Subsidiaries or any of the Companies' or the Subsidiaries' directors, officers, employees, representatives, agents and advisors (including any investment banker, financial advisor, attorney, accountant or other representative retained by any of them) (all such parties, "Representatives"), directly or indirectly, to (i) solicit, initiate, or take any other action designed to solicit proposals that constitutes, or would be reasonably expected to lead to, a proposal or offer for a restructuring transaction pursuant to a plan of reorganization, merger, consolidation, transfer or exchange of shares, debt refinancing or similar transaction involving the Companies (collectively, an "Alternative
Proposal"), (ii) participate in any substantive discussions or negotiations regarding any Alternative Proposal, except that discussions or negotiations may be held with, and non-public information provided to, any holders of the Senior
Notes or other Persons controlled by such holders concerning an Alternative
Proposal, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative
Proposal. Upon execution of this Agreement, each of the Companies and the
Subsidiaries shall immediately cease any existing activities, discussions or negotiations with any parties heretofore conducted with respect to any
Alternative Proposal. Notwithstanding anything to the contrary that may be set forth in the foregoing, none of the Companies or any of their Representatives will be precluded from providing information to, or discussing and negotiating with, any Person that is considering making, or has made, an unsolicited bona fide Alternative Proposal. In addition, none of the Companies or any of their
Representatives will be precluded from executing an agreement providing for an
Alternative Proposal or recommending any such Alternative Proposal to the creditors and stockholders of the Companies, if in the good faith opinion of
Pinnacle's Board of Directors (in consultation with its financial advisors) such
Alternative Proposal provides a higher transaction value to the Companies than the value of the transaction provided in this Agreement and that Pinnacle's
Board of Directors reasonably determines in good faith (after consultation with outside legal counsel) that they are required to authorize such actions by their fiduciary duties or under the Bankruptcy Code. No Person considering making an
Alternative Proposal shall be provided non-public information by the Companies unless such Person has executed a confidentiality agreement with terms that are materially no less favorable to the Companies than those contained in the
Confidentiality Agreement between Fortress and the Companies dated August 21,
2001 (the "Fortress Confidentiality Agreement") and the Confidentiality
Agreement between Greenhill and the Companies dated August 21, 2001 (the
"Greenhill Confidentiality Agreement," and, collectively with the "Fortress
Confidentiality Agreement," the "Confidentiality Agreements").

               (b) Each of the Companies shall notify the Investors immediately
(in no event later than 24 hours) after (i) receipt by the Companies of any written Alternative Proposal by any Person that informs the Companies that it is considering making, or has made, an Alternative Proposal, or (ii) the delivery by the Companies of any non-public information in connection with an Alternative
Proposal or the granting of access by the Companies to the properties, books or records of the Companies by any Person that informs the Companies that it is considering making, or has made, an Alternative Proposal. Such notice shall be made orally or in writing and shall indicate, to the extent not prohibited by the terms of any confidentiality agreement, the identity of the offeror and shall also indicate all the material terms and conditions of such proposal, inquiry or contract.

                                       29

               (c) Notwithstanding any other provision of this Agreement, the
Companies agree that they will not (i) enter into a definitive agreement relating to an Alternative Proposal unless such definitive agreement shall provide for an obligation by the Companies to pay any portion of the Break-Up
Payment or Allowed Break-up Payment Claim, as the case may be, not theretofore paid to the Investors pursuant to Section 8.2, in each case not later than consummation of such Alternative Proposal, and (ii) consummate any Alternative
Proposal unless any portion of the Break-Up Payment or Allowed Break-up Payment
Claim, as the case may be, not theretofore paid to the Investors pursuant to
Section 8.2 shall be paid to the Investors not later than consummation of such
Alternative Proposal.

         Section 5.4 Access to Information. Each of the Companies shall, and shall cause the Subsidiaries to, afford to each Investor and to the officers, employees, accountants, counsel, financial advisors and other representatives of such Investor, reasonable access during normal business hours from the date hereof until the Closing to all the properties, books, contracts, commitments, personnel, reports and records of or relating to the Companies or the
Subsidiaries, and during such period each of the Companies shall, and shall cause their Subsidiaries to, furnish promptly to the Investors, any financing source identified by the Investors in connection with the transactions contemplated hereby and to any other person that the Investors may reasonably request (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (b) such operating reports, financial reporting packages and other operational and/or financial information sent to management or the Board of Directors of the Companies or to the banks with whom the
Companies and the Subsidiaries maintain credit facilities or lines of credit and
(c) all other information concerning its business, properties and personnel as the Investors may reasonably request; provided, however, that nothing in this
Section 5.4 or otherwise shall require the Companies to furnish to the Investors any materials prepared by the Companies' financial advisors or legal advisors.

         Section 5.5 HSR Approval. Each of the Companies shall cooperate with each Investor in obtaining as soon as practicable all necessary governmental consents and approvals, including without limitation, termination or expiration of the waiting period under the HSR Act.

         Section 5.6 Termination of Rights Agreement. Pinnacle shall take all steps necessary to terminate, effective prior to the Closing Date, the Rights
Agreement between Pinnacle and First Union National Bank, dated as of December
22, 2000 (the "Rights Plan").

         Section 5.7 Use of Proceeds. The proceeds received by the Companies in respect of the Investment and the New Credit Facility shall be used by the
Companies in accordance with the Bankruptcy Plan.

         Section 5.8 Restructuring.

               (a) The Companies and the Subsidiaries shall, in coordination with the Investors, use commercially reasonable efforts to restructure the capitalization of the Companies and the Subsidiaries pursuant to the Bankruptcy
Plan (the "Restructuring"). In furtherance of and without limiting the generality of the foregoing, the Companies, Pinnacle Towers III, Inc. or any such other Subsidiaries as shall be determined pursuant to Section 5.8(g) shall promptly

                                       30

commence a Bankruptcy Case and file the Bankruptcy Plan and related Disclosure
Statement in form and substance reasonably acceptable to the Investors and the
Committee, with the Bankruptcy Court and seek to obtain the Confirmation Order with respect to the Bankruptcy Plan and the Break-Up Payment Order as
expeditiously as possible in light of all circumstances.

               (b) The Bankruptcy Plan will offer each holder of the Senior
Notes its pro rata share, determined in accordance with the fully accreted value at maturity of the Senior Notes of such holder's Senior Notes as a portion of the fully accreted value at maturity of all Senior Notes (with cash amounts rounded down to the nearest cent), of the Senior Note Holders Pool Amount (as hereinafter defined) (the amount as so determined per $1,000 fully accreted value of Senior Notes at maturity, the "Senior Note Holder Consideration").
Subject to Section 5.8(c), the "Senior Note Holders Pool Amount" shall equal
$114,000,000, subject to possible increase under Section 5.8(d). Payments of the
Senior Note Holder Consideration shall be made in the form of either (i) 100% in cash or (ii) at the election of the holder, up to 100% in New Common Shares, with any remainder pursuant to the cash election, with holders that make no election receiving the cash alternative; provided, however, that (x) the number of the New Common Shares issued as Senior Note Holder Consideration (the "Share
Pool") shall not exceed 49.9% of the Required New Share Amount (the "Share Pool
Limit"), with any reduction in the amount of New Common Shares to be received by individual holders needed to maintain the Share Pool Limit to be applied on a pro rata basis among all holders electing to receive New Common Shares based on the amounts elected to be received by them as a portion of the total number of
New Common Shares available to be so allocated, and (y) holders of the Senior
Notes who elect to receive 100% of their consideration in the form of New Common
Shares pursuant to Section 5.8(b)(ii) shall collectively have the right to purchase at the Purchase Price per share up to 50% of any New Common Shares remaining in the Share Pool after all the holders of the Senior Notes have made their election pursuant to Section 5.8(b)(ii), with such purchase rights being allocated among such electing holders based on the amounts elected to be received by them pursuant to Section 5.8(b)(ii) as a portion of the total number of New Common Shares available to be so allocated. In the event that there are any Additional Shares (as defined below), in addition to their right to elect to receive Senior Note Holder Consideration as set forth above in this Section
5.8(b), holders of the Senior Notes who elect to receive 100% of their consideration in the form of New Common Shares pursuant to Section 5.8(b)(ii)
shall collectively have the right to purchase for cash at the Purchase Price per share up to 50% of any Additional Shares, with such purchase rights being allocated among such electing holders based on the amounts elected to be received by them pursuant to Section 5.8(b)(ii) as a portion of the total number of New Common Shares available to be so allocated and Senior Note holders electing to receive all of their consideration in the form of New Common Shares.
The number of "Additional Shares" shall be the determined by dividing (i) the amount, if any, by which the Required New Equity Amount shall exceed
$228,000,000 by (ii) the Purchase Price. Any holder of Senior Notes electing to receive all or part of such holder's consideration in New Common Shares pursuant to Section 5.8(b)(ii) may elect, subject to such holder becoming a party to the
Investor Agreement and the transfer restrictions contained therein, to have the benefit of certain registration, preemptive and other rights, as provided in the
Investor Agreement. An election by a holder of Senior Notes under this Section
5.8(b) to receive a portion of such holder's consideration in (x) New Common
Shares shall be deemed to be an election to forego the same portion of any cash consideration allocated to such holder pursuant to Section 5.8(d) or (y) in cash shall be deemed to be an election to forego the same portion of any Warrants allocated to

                                       31

such holder pursuant to Section 5.8(d)). In the event that the Closing shall occur on a date more than three months from the date of this Agreement, each holder of Senior Notes electing to receive cash consideration pursuant to this
Section 5.8(b) shall be entitled to receive as additional consideration (rounded down to the closest cent) an amount equal to the product of (w) the amount of cash consideration so elected, excluding for such purposes any amount allocated pursuant to Section 5.8(d), times (x) .05, times (y) the number of days that occurs after the date that is three months from the date of this Agreement through the Closing Date, divided by (z) 365; provided, however, that the aggregate amount of such additional consideration shall be reduced to the extent needed to cause the Initial Cash Funding not to exceed $415 million, with any such reduction being allocated among the holders of Senior Notes electing to receive cash consideration pursuant to this Section 5.8(b) in proportion to their respective amounts of cash consideration otherwise being received pursuant to this Section 5.8(b). The Investors, in their sole discretion, may increase, but not decrease, the consideration offered to the holders of the Senior Notes;
provided, however, if the consideration offered to the holders of the Senior
Notes is increased pursuant to this sentence, such holders may change any election made pursuant to this Section 5.8(b).

               (c) In the event that the Cash Funding exceeds $415,000,000, the holders of not less than 66-2/3% in aggregate face amount of the Senior Notes not held by the Investors (the "Requisite Holders") may elect, on behalf of all holders of the Senior Notes, to reduce the Senior Note Holders Pool Amount by the amount by which the Cash Funding exceeds $415,000,000 and thereby cause the condition set forth in Section 7.2(o) to be satisfied. In the event that as of the Closing Date a Determination shall not have been made as to the Tax Amount, and subject to the consent of the Investors to be given or denied in their sole discretion, the Committee may elect, on behalf of all holders of the Senior
Notes, for the Companies to establish an escrow (the "Tax Escrow") as of the
Closing Date into which would be deposited from the funds that would otherwise fund the Senior Note Holders Pool Amount such amount as may be agreed between the Committee and the Investors in their mutual sole discretions.

               (d) The Bankruptcy Plan will offer to holders of the Convertible
Notes consideration in the form of (i) $500,000 in cash and (ii) Warrants to purchase the number of New Common Shares equal to one-half the Warrant Amount, with such rights and terms as set forth in the Warrant Agreement attached as
Exhibit G hereto, (individually, a "Warrant", and collectively, the "Warrants");
provided, however, that if the holders of the Convertible Notes do not vote, as a class, in favor of the Bankruptcy Plan and provide full and enforceable releases to the Companies, they shall receive no distributions under the
Bankruptcy Plan. In addition to the foregoing, the Bankruptcy Plan will offer, on behalf of the Companies and their respective current and former officers, directors and agents, a pool consisting of $500,000 in cash and Warrants to purchase the number of New Common Shares equal to one-half the Warrant Amount, which shall be shared pro rata to those holders of the Convertible Notes who elect to give full and enforceable releases to the Companies and their respective current and former officers, directors and agents; provided, that any holder of Convertible Notes who does not affirmatively decline to provide such release shall be deemed to have elected to provide such release and no beneficiary of any such release may receive more consideration than such beneficiary would have received had all holders of Convertible Notes provided releases. The Bankruptcy Plan will offer to holders of the Common Stock, together with those parties with claims arising from the purchase and sale of the Common Stock, consideration in the form of

                                       32

Warrants to purchase the number of New Common Shares equal to one-half of the
Old Common Stock Amount; provided, however, that if the holders of the Common
Stock and such claims do not vote, as a class, in favor of the Bankruptcy Plan and provide full and enforceable releases to the Companies, they shall receive no distributions. In addition to the foregoing, the Bankruptcy Plan will offer, on behalf of the Companies and their respective current and former officers, directors and agents, a pool consisting of Warrants to purchase the number of
New Common Shares equal to one-half of the Old Common Stock Amount, which shall be shared pro rata by those holders of the Common Stock, together with those parties with claims arising from the purchase and sale of the Common Stock, who elect to give full and enforceable releases to the Companies and their respective current and former officers, directors and agents; provided, that any holder of Old Common Stock who does not affirmatively decline to provide such release shall be deemed to have elected to provide such release and no beneficiary of any such release may receive more consideration than such beneficiary would have received had all holders of Common Stock provided releases. Warrants to purchase a fractional number of New Common Shares shall not be issued and the number of Warrants to be received by any individual holder of Convertible Notes or Common Stock shall be adjusted downward to the closest whole number to satisfy such requirement. If either of the foregoing classes do not vote to accept the Bankruptcy Plan or if either class does not receive any distribution pursuant to the "cramdown provisions" of 11 U.S.C. ss.1129, then the most junior class immediately senior to the unaccepting class (or the class that did not receive any distribution) shall receive the distribution which otherwise would have gone to such unaccepting class (or the class that did not receive any distribution). For purposes of the immediately preceding sentence, amounts being distributed solely in consideration of the receipt of releases shall not be deemed distributions. Subject to the approval of the Companies and the Committee, the Investors may increase, but not decrease, the consideration offered to each of the holders of the Convertible Notes and the Common Stock, except to the extent required by the "cramdown provisions" of 11 U.S.C. ss.1129.

               (e) All other claims against and interests in the Companies shall be treated as set forth in the Bankruptcy Plan.

               (f) In connection with and conditioned upon the consummation of the Bankruptcy Plan, New Pinnacle shall (i) adopt the Employee Stock Option Plan in the form attached hereto as Exhibit F (the "Employee Stock Option Plan") with the number of New Common Shares issuable thereunder equal to the Option Share
Amount and (ii) grant options to purchase New Common Shares to the Companies'
employees (the "Employee Stock Option Shares") in accordance with Section 5.8(f)
of the Companies' Disclosure Schedule.

               (g) The Companies shall reject, or cause the relevant
Subsidiaries to reject, those of the Companies' executory contracts and leases
(as such terms are used in the Bankruptcy Code) as may be consented to by the
Investors and shall cause each Subsidiary which is a party to such a rejected executory contract or lease to file a petition for bankruptcy relief in connection with the Restructuring Transaction. The aggregate amount of rejection damages required to be paid by the Companies or Subsidiaries to the parties to such executory contracts or leases, either by agreement with such parties or by order of the Bankruptcy Court, shall be the "Lease Rejection Amount," which shall increase the Required New Equity Amount and be funded by the Investors through the purchase of New Common Shares. The Companies and the Investors shall mutually agree as to which other Subsidiaries will file petitions for

                                       33

bankruptcy relief in connection with the Restructuring Transaction. In the event the parties cannot agree, the decision of the Companies will prevail.

               (h) The Companies shall file the Bankruptcy Plan, and (x) if this
Agreement has been terminated prior to the commencement of the Bankruptcy Case under circumstances in which the Investors are entitled to the Break-Up Payment, a motion (the "Break-Up Payment Claim Motion") for allowance as a general unsecured claim in each of the Companies' Bankruptcy Cases of the Investors'
claim for payment of the Break-Up Payment (the "Allowed Break-Up Payment
Claim"), together with all necessary supporting papers and a proposed Break-Up
Payment Claim Order substantially in the form of the order attached hereto as
Exhibit I, or (y) if this Agreement remains in force at the time of the commencement of the Bankruptcy Case, a motion (the "Break-Up Payment Motion")
for approval of the Break-Up Payment, together with all necessary supporting papers and a proposed Break-Up Payment Order substantially in the form of the order attached hereto as Exhibit J. Prior to the termination of this Agreement, the Companies shall submit to the Investors for their review and comment all non-ministerial motions, orders, applications and supporting papers and notices prepared by the Companies (including without limitation, forms of orders and notices to interested parties) relating in any way to the Bankruptcy Case, prior to their being filed with the Bankruptcy Court.

               (i) Concurrently with the consummation of the Bankruptcy Plan,
Pinnacle shall merge with and into New Pinnacle, with New Pinnacle being the surviving entity and the direct parent corporation of PTI.

               (j) The Investors and the Companies agree that if facts and circumstances relating to the Investors' ownership of New Common Shares arise that would result in the loss of the Companies' qualification as a REIT upon completion of the Closing, neither such facts or circumstances, nor any action taken by the Investors in their efforts to maintain the Companies' qualification as a REIT, will in any way affect the receipt or retention, by a holder of
Senior Notes who has elected to receive New Common Shares, of the full amount of
New Common Shares that such holder is otherwise entitled to receive pursuant to the Restructuring. In the event such facts and circumstances arise, the
Investors may opt to either (i) preserve the Companies' qualification as a REIT in a manner that does not reduce the amount of New Common Shares distributed to any holder of Senior Notes who has elected to receive New Common Shares, or (ii)
consummate the transactions contemplated hereby notwithstanding any termination of Pinnacle's status as a REIT that may occur. Each of the Investors and each of the Companies hereby agrees to take any action necessary, including, without limitation, removing the ownership limitations imposed by Article IV, Part B, and Article IV, Part C of the Amended and Restated Certificate of Incorporation
of Pinnacle and causing the Board of Directors of New Pinnacle to exempt each holder of Senior Notes who has elected to receive New Common Shares from the application of the provisions of Section 2.1(a) of Part D of Article Four of the
New Pinnacle Certificate of Incorporation, to allow each holder of Senior Notes who has elected to receive New Common Shares in the Restructuring to receive and hold such New Common Shares without violating any limitations imposed by the organizational documents of either Company or of New Pinnacle, and appropriately reducing the Aggregate Stock Ownership Limit in Section 1 of Part D of Article
Four of the New Pinnacle Certificate of Incorporation to account for the exemptions granted by the Board of Directors of New Pinnacle to the holders of the Senior Notes who have elected to receive New Common Shares in the
Restructuring.

                                       34

         Section 5.9 Investor Agreement. At or prior to the Closing, Pinnacle shall enter into the Investor Agreement for the benefit of the Investors and any holders of Senior Notes who acquire New Common Shares and make the election to become a party to the Investor Agreement pursuant to Section 5.8(b).

         Section 5.10 Corporate Governance. Immediately prior to the Closing,
Pinnacle shall cause the resignations of the directors listed in Section 5.10 of the Companies' Disclosure Schedule. The Board of Directors of New Pinnacle from and after the Closing through the first annual meeting of shareholders of New
Pinnacle following consummation of the Bankruptcy Plan, which will be no earlier than May 1, 2003, shall have the following nine members: (i) Steven R. Day; (ii)
five members designated by the Investors in their sole discretion; (iii) in the event that Abrams Capital shall acquire New Common Shares representing at least
10% of the New Common Shares outstanding as of the Closing Date, David Abrams or a designee of David Abrams reasonably acceptable to the Investors; and (iv) two
(or, in the event that no director is appointed pursuant to clause (iii), three)
members to be established by the Investors identifying a number of proposed members equal to one more than the available slots and the Committee having the right to veto one proposed member. In the event that David Abrams or his designee shall become a director, he or she shall be assigned to the class of directors whose term will expire at New Pinnacle's 2005 annual meeting of shareholders. The Investors shall have the ongoing right to appoint (i) five (5)
directors if the Investors hold a number of shares representing 50% or more of
Pinnacle's then outstanding Common Stock; (ii) four (4) directors if the
Investors hold a number of shares representing between 35% and up to 50% of
Pinnacle's then outstanding Common Stock; (iii) three (3) directors if the
Investors hold a number of shares representing between 20% and up to 35% of
Pinnacle's then outstanding Common Stock; and (iv) two (2) directors if the
Investors hold a number of shares representing between 10% and up to 20% of
Pinnacle's then outstanding Common Stock.

         Section 5.11 Delivery of Documents. The Companies shall promptly deliver to the Investors copies of all filings by the Companies with the SEC.

         Section 5.12 Review of Audit. The Companies shall permit the accounting representative of the Investors to review the audit (including the appropriate review of company and auditor work papers) of the Companies' financial statements for the year ended December 31, 2001.

         Section 5.13 Releases. In the event a Bankruptcy Case is commenced, the
Companies shall use commercially reasonable efforts to ensure that the
Confirmation Order shall provide, among other things, that the directors, officers, advisors, attorneys, investment bankers and agents of the Companies, each Investor and each holder of Senior Notes and their respective affiliates, members, managers, shareholders, partners, representatives, employees, attorneys and agents are released from any and all Litigation related to the Companies, their business, their governance, their securities disclosure practices, the purchase or sale of any of the Companies' equity or debt securities, the
Restructuring or the Restructuring Transaction.

         Section 5.14 Investor Compliance With Regulatory Requirements. To the
extent that an Investor is required under an applicable law or regulation
(including, but not limited to, the Bank Holding Company Act of 1956, as amended, and as it may be further

                                       35

amended) to modify the terms of the New Common Shares, or to defer receipt of certain rights and privileges associated with the New Common Shares including the right to influence the management or policies of the Companies in order to conform to the requirements of such law or regulation, the Companies will cooperate with the Investor to take such steps as may be reasonably necessary to conform the investment represented by the New Common Shares to the requirements of such law or regulation; provided, that no such change shall reduce the Senior
Note Holder Consideration without the approval of the Committee.

         Section 5.15 Payment of Investors' Expenses. In the event that the transactions contemplated by this Agreement are consummated, the Companies shall pay directly or reimburse the Investors for up to an additional $1,500,000
(excluding any reimbursement of expenses received prior to the date hereof) of their out-of-pocket costs and expenses, including the fees and expenses of advisors, accountants, attorneys, consultants and other parties whom the
Investors have engaged to assist them in connection with a possible investment in the Companies, incurred by the Investors in connection with the evaluation, negotiation and consummation of this Agreement, the Restructuring, the other
Transaction Documents and the transactions contemplated hereby and thereby.

         Section 5.16 Tax Matters.

               (a) The Companies shall not, and shall not permit any Subsidiary to, (i) make or rescind any election relating to Taxes if such action would adversely affect the status of Pinnacle as a REIT or the status of any
Subsidiary that is currently a partnership as a partnership for federal income tax purposes, (ii) without the written consent of the Investors, which consent will not be unreasonably withheld, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes over $100,000 unless such settlement or compromise results in a change in taxable income or Tax liability that will reverse in future periods and is therefore, by its nature, a timing difference or (iii)
change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending
December 31, 2000, except as may be required by applicable law or except for such changes that would reduce consolidated federal taxable income or alternative minimum taxable income. Notwithstanding any other provision of this
Agreement, in the event that, after the date hereof, the Companies seek a
"Closing Agreement" from the IRS or a definitive ruling or settlement agreement from the IRS or any state, local or foreign taxing authority on a matter that is subject to a representation, warranty or covenant set forth in this Agreement or any of the related transaction documents, then: (A) the Companies shall, or shall cause such Subsidiary to, keep the Investors informed as to the status of such agreement and any discussions, negotiations or arrangements related thereto, and (B) the Companies shall not, and shall cause any such Subsidiary not to, file or submit any document to any taxing authority in connection with any such agreement without first providing the Investors with (1) copies of any such document and (2) an opportunity to review and comment on any such document prior to such filing or submission.

               (b) The Companies hereby agree to take any action at any time, or from time to time, that in the reasonable judgments of the Companies and the
Investors is legally

                                       36

necessary for Pinnacle to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for all periods through the Closing
Date.

         Section 5.17 Notification of Certain Matters. From the date hereof through the Closing, the Companies shall give prompt notice to the Investors of the occurrence, or failure to occur, of any event the occurrence or failure of which caused any of Companies' or Investors' respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; provided, however, that no such notification shall be deemed for any purpose under this Agreement to permit the Companies to alter or amend the representations and warranties contained herein.

                                   ARTICLE VI

                           COVENANTS OF THE INVESTORS

         Section 6.1 Consents. Each Investor shall use reasonable efforts to take, or cause to be taken, all such reasonable further actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the other Transaction Documents including, but not limited to, (i) obtaining all Consents from any Governmental Entity and other Third Party Consents required for the consummation of transactions contemplated by this Agreement and the other Transaction Documents (ii) timely making all necessary filings under the HSR Act and (iii) securing as soon as practicable, the financing contemplated by, and on terms not materially different from those set forth in, the Commitment Letter. Each Investor will furnish such information as the Companies may reasonably request in connection with any Bankruptcy Case and will otherwise reasonably support the Companies'
preparation and presentation of any motion, filing, disclose statement or other pleading in the Restructuring Transaction consistent with the terms of this
Agreement.

         Section 6.2 Confidentiality. The Confidentiality Agreements shall continue in full force and effect, notwithstanding the execution of this
Agreement or the subsequent Closing pursuant to or termination of this
Agreement; provided, that, nothing shall prevent the Investors from negotiating with holders of the Senior Notes.

         Section 6.3 Approval of Bankruptcy Plan. As long as this Agreement is in effect, each of the Investors agrees with respect to all of its Senior Notes,
Convertible Notes and Common Stock set forth in Section 4.10 of the Investors'
Disclosure Schedule (a) to vote, or cause to be voted, timely in favor of the
Bankruptcy Plan, with such modifications in terms of the Bankruptcy Plan that do not deviate from the terms of this Agreement in a manner that is economically adverse or otherwise materially adverse to the Investors, (b) not to revoke or withdraw such vote, or permit such vote to be revoked or withdrawn, so long as the Bankruptcy Plan is not modified from the terms of this Agreement in a manner that is economically adverse or otherwise materially adverse to the Investors,
(c) as to all Senior Notes held as of the date hereof, to elect, or cause to be elected, under Section 5.8(b) to receive Senior Note Holder Consideration solely in the form of New Common Shares and (d) to forbear, or cause to be forborne, exercising its remedies under the indenture governing the Senior Notes. Each
Investor agrees that this Section 6.3 shall apply notwithstanding any disposition of its Senior Notes,

                                       37

Convertible Notes or Common Stock, and further agrees not to purchase any additional Senior Notes from the date of this Agreement.

                                  ARTICLE VII

                                   CONDITIONS

         Section 7.1 Conditions to Each Party's Obligations. The respective obligation of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

               (a) HSR Approval. The applicable waiting period (and any
extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended (the "HSR Act"), relating to the transactions contemplated by the Transaction Documents shall have been terminated or shall have expired.

               (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction (collectively, "Restraints") preventing consummation of any of the transactions contemplated hereby shall be in effect.

               (c) Restructuring. All conditions precedent to the consummation of the Bankruptcy Plan, including the Merger, shall have been satisfied or waived by the Companies and the Investors and the consummation of the Bankruptcy
Plan shall be occurring simultaneously with the Closing with such modifications in the terms as are mutually agreed upon by the Companies and the Investors in each of their sole and absolute discretions, subject only to the approval of the
Committee, and comply with 11 U.S.C. Sections 1125 & 1127.

         Section 7.2 Conditions to the Investors' Obligations. The obligation of each of the Investors to consummate the transactions contemplated hereby with respect to the Investment shall be subject to the satisfaction at or prior to the Closing of each of the following conditions; provided, however, that the
Investors may waive any or all of the following conditions except 7.2(h):

               (a) Representations And Warranties. As of the date of this
Agreement and as of the Closing Date, the representations and warranties of each of the Companies set forth in this Agreement or incorporated herein by reference shall be true and complete to the extent that all such failures of such representations and warranties to be true and complete shall not result in a
Material Adverse Effect, and the Investors shall have received a certificate to such effect signed on the Closing Date on behalf of the Companies by their respective Chief Executive Officer and Chief Financial Officer in their corporate (not personal) capacities as such or Treasurer, in form and substance reasonably satisfactory to the Investors, to the foregoing effect. Said representations and warranties shall not survive the Closing and the signatories to any closing certificate shall have no personal liability for any of the representations and warranties or as a result of signing such certificate. If the impact of any breaches of any representations and warranties shall have been to reduce EBITDA pursuant to Section 2.3(a),

                                       38

such breaches shall be disregarded for purposes of determining compliance with this Section 7.2(a).

               (b) Performance of Obligations. Each of the Companies shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing and the Companies shall have delivered to the Investors at the Closing a certificate signed by their respective Chief Executive Officer and Chief Financial Officer or Treasurer,
dated the Closing Date, in form and reasonably substance satisfactory to the
Investors, to the foregoing effect. Such signatories having no personal liability as a result of signing such certificate.

               (c) Receipt of Consents. Each of the Companies shall have
obtained the consents contemplated by this Agreement and the other Transaction
Documents and the Restructuring Transaction and a copy of each such consent or evidence thereof reasonably satisfactory to the Investors shall have been provided to the Investors at or prior to the Closing, unless the failure to obtain such consents, when taken together with other events, developments or circumstances, does not constitute a Material Adverse Effect.

               (d) Investor Agreement. The Companies shall have executed and delivered the Investor Agreement and such agreement shall be in full force and effect.

               (e) Transaction Documents. All of the Transaction Documents shall be in full force and effect and there shall exist no material breach of, or default under, any of the Transaction Documents by the Companies, excluding any breach by such Investor.

               (f) Financing. Either (i) an Amended Credit Facility, with interest rate, term, principal amount, amortization and fees no less favorable to the Companies than those provided for in the Commitment Letter (as hereinafter defined) and otherwise in form and substance reasonably acceptable to the Investors, shall be in full force and effect, there shall exist no material breach of or default under the Amended Credit Facility, and any and all fees and expenses paid or payable to any commercial bank or any other financial institution in connection with any amendments to the Amended Credit Facility shall be reasonably acceptable to each Investor or (ii) the Companies shall have entered into definitive agreements with respect to new senior financing (the
"New Credit Facility") on terms not materially different from those set forth or contemplated by that certain Firm Commitment Letter from Deutsche Bank Trust
Company Americas, Deutsche Bank Securities Inc., Bank of America, N.A. and Banc
of America Securities LLC and attached hereto as Exhibit E (the "Commitment
Letter"), all in such forms as are reasonably acceptable to the Companies and the Investors.

               (g) Capital Structure. Upon the Closing, after giving effect to the issuance of the New Common Shares, the Employee Stock Option Shares, and
Warrants, the complete capital structure of Pinnacle shall be the New Equity
Capitalization.

               (h) Bankruptcy Case. The Bankruptcy Plan, in form and substance satisfactory to the Companies and Investors, shall have been approved by the
Bankruptcy Court pursuant to the Confirmation Order, and (i) the Confirmation
Order shall be in form and substance reasonably satisfactory to the Companies and Investors and shall be final and non-appealable, (ii) the Break-Up Payment
Order shall be in a form and substance reasonably satisfactory to the Investors and shall be final and non-

                                       39

appealable, and (iii) each other substantive order of the Bankruptcy Court in respect of the Restructuring Transaction which affects the economic or other interests of the Investors shall be final and non-appealable.

               (i) Personnel. Steven Day and William Freeman shall continue to be employed by the Companies as the Chief Executive Officer and Chief Financial
Officer, respectively, and shall not have submitted their written resignations declaring their intention to leave the Companies.

               (j) Benefit Plans. Except as expressly contemplated by Exhibit F, or as set forth in Section 3.14(g) of the Companies' Disclosure Schedule, the
Companies shall not have made and shall have no obligation to make any payment, issue any securities or make any distribution of any kind or nature whatsoever under the Plans in connection with or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents
(including, without limitation, any severance or other payment to any person upon termination of such person's employment with the Companies or the
Subsidiary, whether such termination occurs before, upon or after the Closing)
because either such payment, issuance or distribution is not required by the terms of the Plans, the party entitled to receive such payment, securities or distribution has waived its rights thereto or the obligation to make such payment has been terminated by the Confirmation Order; provided, that, in connection with or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the
Companies and the Subsidiaries shall have the right to make payments under and pursuant to the Retention Bonus Plan in an amount not to exceed $3,500,000 less the total aggregate amount of all bonuses and other amounts paid or payable under and pursuant to the Retention Bonus Plan.

               (k) Tax Matters. (i) The Companies have resolved, to the
satisfaction of the Investors, all tax issues related to the failure of the
Companies to make elections under Treasury Regulation Section 301.7701-3 (the
"check-the-box regulations") to treat certain foreign Subsidiaries, including
Pinnacle Towers UK Limited, as partnerships or as disregarded entities for
United States federal income tax purposes and (ii) for all periods from the formation of Pinnacle (or any predecessor) through the Closing Date, other than as to the matter described in clause (i), Pinnacle was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (iii) either (A) a Determination shall have been made as to the Tax
Amount and the condition provided for in Section 7.2(o) shall have been satisfied or waived by the Investors or (B) a Determination shall not have been made and the Tax Escrow shall have been established pursuant to Section 5.8(c).

               (l) Termination of Rights Plan. Pinnacle shall have terminated the Rights Plan, effective as of immediately prior to the Closing Date.

               (m) Bankruptcy Order regarding New Common Shares. The Bankruptcy
Court shall have entered an order to the effect that all of the New Common
Shares to be outstanding or subject to issuance upon completion of the
Restructuring shall at the time of their issuance be duly authorized and validly issued and outstanding, fully paid and nonassessable, free and clear of any
Encumbrances, issued in compliance with all federal and

                                       40

state securities laws, not issued in violation of, or subject to any, preemptive rights or other rights to subscribe for or purchase securities, other than as contemplated by this Agreement and the other Transaction Documents.

               (n) Minimum EBITDA. EBITDA, as calculated pursuant to Section
2.3, shall have been not less than the EBITDA Base Level.

               (o) Cash Funding. Cash Funding, as calculated pursuant to Section
2.3, shall not exceed $415,000,000.

               (p) Assumed Liabilities. The aggregate principal amount of
Assumed Liabilities, as determined pursuant to Section 2.3, shall not exceed
$65,000,000.

               (q) Opinions of Counsel. The Investors shall have received at the
Closing an opinion dated the Closing Date of counsel to the Companies with respect to the items set forth in Exhibit D.

               (r) Ownership Restrictions. After giving effect to Section
5.8(j), the receipt and ownership of the New Investors Shares by the Investors or by any holder of Senior Notes electing to acquire New Common Shares under
Section 5.8(b) shall not violate any provision of the organizational documents of each of the Companies.

               (s) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Companies and their subsidiaries, taken as a whole, and each of the Companies shall deliver to the Investors at the Closing a certificate signed by its respective Chief
Executive Officer, dated as of the Closing Date, to the foregoing effect.

         Section 7.3 Conditions to the Obligations of Each of the Companies. The
respective obligation of each of the Companies to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the
Closing of each of the following conditions:

               (a) Representations and Warranties. As of the date of this
Agreement and as of the Closing Date, the representations and warranties of each of the Investors set forth in this Agreement or incorporated herein by reference shall be true and complete to the extent that all such failures of such representations and warranties to be true and complete shall not result in a
Material Adverse Effect on the Investors, taken as a whole, and the Companies shall have each received a certificate to such effect signed on the Closing Date on behalf of each Investor by their respective Chief Executive Officer and Chief
Financial Officer or Treasurer, in form and substance reasonably satisfactory to the Companies, to the foregoing effect. Said representations and warranties shall not survive the Closing and the signatories to any closing certificate shall have no personal liability for any of the representations and warranties or as a result of signing such certificate.

               (b) Performance of Obligations. The Investors shall have
performed in all material respects all obligations required to be performed by any of them under this Agreement at or prior to the Closing and each of the
Investors shall have delivered to the

                                       41

Companies at the Closing a certificate signed by its Chief Executive Officer and
Chief Financial Officer or Treasurer, dated the Closing Date, in form and substance reasonably satisfactory to the Companies, to the foregoing effect.

               (c) Receipt of Consents. Each of the Investors shall have
obtained the consents contemplated by this Agreement and the other Transaction
Documents and the Restructuring Transaction and a copy of each such consent or evidence thereof reasonably satisfactory to the Companies shall have been provided to the Companies at or prior to the Closing, unless the failure to obtain such consents, when taken together with other events, developments or circumstances, does not constitute a Material Adverse Effect on the Investors, taken as a whole.

               (d) Transaction Documents. All of the Transaction Documents shall be in full force and effect and there shall exist no material breach of, or default under, any of the Transaction Documents by the Investors, excluding any breach by such Investor.

               (e) Financing. Either (i) an Amended Credit Facility, with interest rate, term, principal amount, amortization and fees no less favorable to the Companies than those provided for in the Commitment Letter and otherwise in form and substance reasonably acceptable to the Companies and the Committee, shall be in full force and effect, there shall exist no material breach of or default under the Amended Credit Facility, and any and all fees and expenses paid or payable to any commercial bank or any other financial institution in connection with any amendments to the Amended Credit Facility shall be reasonably acceptable to the Companies or (ii) the Companies shall have entered into definitive agreements with respect to the New Credit Facility on terms not materially different from those set forth or contemplated by the Commitment
Letter, all in such forms as are reasonably acceptable to the Companies.

               (f) Bankruptcy Case. The Bankruptcy Plan, in form and substance satisfactory to the Companies and the Investors and subject to the reasonable approval of the Committee, shall have been approved by the Bankruptcy Court pursuant to the Confirmation Order, and the Confirmation Order, in form and substance reasonably satisfactory to the Companies and the Investors and subject to the reasonable approval of the Committee, shall have been entered by the
Bankruptcy Court and be final and non-appealable.

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing Date notwithstanding the fact that any requisite authorization and approval of the transactions contemplated hereby shall have been received and no party hereto shall have any liability to any other party hereto (provided that any such termination shall not relieve any party from liability for a breach of any provision hereof prior to such termination nor shall it terminate the
Companies' obligations under Section 5.3(c) or this Article VIII):

                                       42

               (a) by the mutual written consent of the Investors and the
Companies;

               (b) by the Investors or any of the Companies if: (i) the Closing
has not occurred within six (6) months from the earlier to occur of (A) the date of filing of the Bankruptcy Plan and (ii) May 15, 2002; or (ii) there shall be any law that makes consummation of the purchase of the New Common Shares hereunder illegal or otherwise prohibited or if any court of competent jurisdiction or governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the New Common Shares hereunder and such order, decree, ruling or other action shall have become final and non-appealable; provided, that any termination by the Companies pursuant to Section 8.1(b)(i) shall be subject to the reasonable approval of the Committee and provided further that, notwithstanding clause (i) above or any other provision of this Agreement to the contrary, the Companies and the Investors may amend this Agreement without the approval of the Committee to extend the termination date provided for in clause
(i) above for an additional month if at the time of such amendment the
Confirmation Order shall have been obtained and the Companies and the Investors are continuing to work diligently to satisfy any remaining conditions in Article
VII, it being understood that thereafter the Senior Note holders may withdraw their votes in approval of the Bankruptcy Plan;

               (c) by the Investors, (i) if the Board of Directors of the
Companies withdraws or changes its recommendation of this Agreement in a manner materially adverse to the Investors, (ii) if the Board of Directors of the
Companies recommends an Alternative Proposal, (iii) if the Companies enter into a written agreement providing for any Alternative Proposal, or (iv) the holders of the Senior Notes shall fail to provide the requisite vote in favor of the
Bankruptcy Plan for it to be confirmed notwithstanding the Investors having voted their Senior Notes in favor of the Bankruptcy Plan;

               (d) (i) by the Investors, if any of the conditions to the
obligations of such Investor set forth in Section 7.1 or Section 7.2 are not satisfied at or prior to the Closing, and such failure cannot be or has not been cured within 30 days after the giving of written notice to the Companies, the
Committee and the other Investor; and (ii) by the Companies (subject to the reasonable approval of the Committee if the Investors shall have indicated their willingness to complete the Closing), if any of the conditions to the obligations of the Companies set forth in Section 7.1 or Section 7.3 are not satisfied at or prior to the Closing, and such failure cannot be or has not been cured within twenty (20) Business Days after the giving of written notice to the
Investors;

               (e) by the Investors, if the Companies have not complied with their obligations under Section 8.2 relating to seeking Bankruptcy Court approval of their obligations to pay the Break-Up Payment (including the timing of the filing of a motion and proposed order related thereto that is reasonably acceptable to the Investors in all respects) or if the Bankruptcy Court has not issued an order approving such obligations, in form and substance reasonably satisfactory to the Investors, within 45 days following commencement of the
Bankruptcy Case;

               (f) by the Companies, if (i) the Board of Directors of Pinnacle
determines in good faith after consultation with the Committee and after giving due regard to the preferences expressed by the Requisite Holders that termination of this Agreement is necessary

                                       43

in order for the Companies to accept any Alternative Proposal, or (ii) the
Bankruptcy Court has ordered the Companies to terminate this Agreement in order to accept any Alternative Proposal; provided, that, the Companies shall have the right to terminate this Agreement pursuant to clause (i) above only if they have complied with all of the provisions of Section 5.3, including the notice provisions thereof, and shall comply with the requirements of Section 8.2 relating to any required payment (including the timing of any payment) of the
Break-Up Payment or Allowed Break-up Payment Claim, as the case may be, prior to termination of this Agreement pursuant to this Section 8.1(f);

               (g) by the Companies, if any of the Investors shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained herein which has not been cured or is not upon advice of counsel, curable within twenty (20) Business Days after the Companies giving of written notice to the breaching Investor;

               (h) by the Investors, (i) in the event of a material breach by the Companies or any Subsidiary of any covenant or other agreement contained herein which has not been cured or is not curable within twenty (20) Business
Days after the Investors giving of written notice to the Companies or (ii) for twenty (20) Business Days following delivery of any MAE Notice by the Companies;
provided, however, that the failure of the Investors to terminate this Agreement based on the facts described in a MAE Notice shall not preclude the Investors from thereafter terminating this Agreement or exercising its right not to complete the transactions contemplated by this Agreement under Section 7.2(a) or
7.2(s) if other events, developments or circumstances when, considered in the aggregate with the facts described in one or more MAE Notices, in the aggregate constitute a Material Adverse Effect.;

               (i) by the Companies or the Non-Breaching Investor pursuant to
Section 2.4; or

               (j) by the Investors or the Companies (subject to the reasonable approval of the Committee if the Investors have indicated their willingness to complete the Closing), in the event the Commitment Letter is terminated by the lenders thereunder or expires and either (i) within twenty (20) Business Days after such termination, the Companies do not secure alternative committed financing that would satisfy Section 7.2(f)(i) (the "Alternative Financing") or
(ii) the lenders proposing to provide the Alternative Financing terminate their commitment thereunder.

         Section 8.2   Break-Up Payment.

               (a) The Investors shall be entitled to receive from the Companies a payment (the "Break-Up Payment") in an aggregate amount equal to $12,000,000 if at the time of termination of this Agreement the Investors are not in breach of any of their obligations hereunder, the Commitment Letter or a commitment from lenders to provide the Alternative Financing remains in effect and either or both of the following occurs: (i) the Investors terminate this Agreement pursuant to Section 8.1(c) or the Companies terminate this Agreement pursuant to
Section 8.1(f): or (ii) this Agreement is terminated by the Companies pursuant to Section 8.1(b) while in breach of this Agreement (it being understood that a breach by the Company of its representations and warranties under Article III shall not be deemed to be a breach for

                                       44

purposes of this clause (ii)) and within three months following such termination the Companies enter into an agreement contemplating an Alternative Proposal
(other than a "stand alone" plan) providing a higher transaction value to the
Companies than the transaction provided by this Agreement.

               (b) If this Agreement has been terminated prior to the
commencement of the Bankruptcy Case, then any distributions to be made on account of the Allowed Break-Up Payment Claim shall be made (x) pursuant to the terms of any plan(s) of reorganization confirmed for the debtors in the
Bankruptcy Case, or (y) as otherwise ordered by the Bankruptcy Court, or (ii) if this Agreement remains in force at the time of the commencement of the
Bankruptcy Case, then any payment of the Break-Up Payment, in same day funds, to the Investors shall occur (x) upon the closing of the first Alternative Proposal completed following termination of this Agreement, or (y) as otherwise prescribed in the Break-Up Payment Order if it shall have been entered by the
Bankruptcy Court.

               (c) In the event a Bankruptcy Case is commenced, the Companies shall promptly, but in no event later than three (3) Business Days after commencement of such Bankruptcy Case, take all action reasonably necessary, including filing any motion, proposed order and supporting documents, to seek
(i) if this Agreement has been terminated prior to the commencement of the
Bankruptcy Case, allowance of the Break-Up Payment as a general unsecured claim in each of the Companies' Bankruptcy Cases, or (ii) if this Agreement remains in force at the time of the commencement of the Bankruptcy Case, approval from the
Bankruptcy Court of the Companies' obligation to pay the Break-Up Payment to each Investor as administrative expenses in each of the Companies' Bankruptcy
Cases. Any and all motions and other documents filed by the Companies in connection with their obligations under this Section 8.2 must be reasonably acceptable to each Investor.

               (d) The Companies acknowledge and agree that (i) the payment of the Break-Up Payment is an integral part of the transactions contemplated by this Agreement, (ii) in the absence of the Companies' obligations to make this payment, neither Investor would have entered into this Agreement and (iii) time is of the essence with respect to the payment of the Break-Up Payment.

               (e) Notwithstanding any other provision of this Section 8.2, neither Investor shall be entitled to any Break-Up Payment or any other claim against or recovery from the Companies upon any termination of this Agreement if any Investor caused such termination by breaching any of its representations, warranties or covenants and such Investor fails to cure its breach after thirty
(30) days' written notice thereof.

                                   ARTICLE IX

            NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN
                         COVENANTS; NATURE OF REMEDIES

         None of the representations and warranties of the Companies and the
Investors contained in Articles III and IV, including the Companies' Disclosure
Schedule and the Investors'

                                       45

Disclosure Schedule, or any certificate or instrument delivered in connection herewith at or prior to the Closing, and none of the covenants contained in
Articles V and VI (other than Sections 5.10 and 5.15) shall survive the Closing.
Sections 5.10 and 5.15 and the parties' other respective covenants and agreements set forth herein that by their specific terms contemplate performance after Closing shall survive the Closing indefinitely unless otherwise set forth therein or herein. The Investors' sole remedy for (x) a breach of the Companies'
representations or warranties or (y) a failure of any of the conditions to the
Investors' obligation to consummate the transactions contemplated hereby to be satisfied other than by reason of an intentional breach of an agreement of the
Companies contained in this Agreement shall be to terminate this Agreement, subject to any rights it may have under Section 8.2.

                                   ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE INTERNAL AND SUBSTANTIVE LAWS OF THE STATE OF
DELAWARE WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THEREOF.

         Section 10.2 Jurisdiction; Forum; Service of Process; Waiver of Jury
Trial. With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this agreement each of the Companies and the Investors hereby irrevocably:

               (a) submits to the exclusive jurisdiction of the courts of the
State of Delaware and of the United States of America, in each case located in
New Castle County (the "Selected Courts"), including the federal bankruptcy court located there, for any Litigation arising out of or relating to this
Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby (and agrees not to commence any Litigation relating hereto or thereto except in such courts) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise;

               (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the
Companies or the Investors at their respective addresses referred to in Section
10.5 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and

               (c) waives, to the fullest extent permitted by law, any right it may have to a trial by jury in any action, proceeding or Litigation directly or indirectly arising out of, under or in connection with this agreement or the other Transaction Documents.

         Section 10.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties'

                                       46

prior written consent; provided, that, any (i) transfer of New Common Shares permitted hereunder (other than transfers between and among the Investors or their respective Affiliates) shall not entitle the transferee to the rights of the transferring Investor under this Agreement but may at the election of the transferring Investor transfer rights pursuant to the Investor Agreement and
(ii) any Investor shall be permitted to assign it rights and obligations under this Agreement to another Investor or any of their respective Affiliates, in each case without the consent of any other party hereto. Only the parties to this Agreement or their permitted assigns shall have rights under this
Agreement, except that the Committee shall have third party beneficiary rights to enforce its right of approval where provided under this Agreement.

         Section 10.4 Entire Agreement; Amendment. This Agreement and the other
Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supercedes all prior agreements relating to the subject matter hereof including without limitation the Confidentiality Agreements. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Companies and by the
Investors. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         Section 10.5 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

               (i)  if to the Companies to:

                    Pinnacle Holdings Inc.
                    301 North Cattlemen Road, Suite 300
                    Sarasota, FL  34232
                    Fax: (941) 364 - 8761
                    Attn: Steven R. Day
                          William T. Freeman

                    with a copy to:

                    Holland & Knight LLP
                    400 North Ashley Drive, Suite 2300
                    Tampa, FL  33602-4300
                    Fax: (813) 229-0134
                    Attn: Anderson L. Baldy III, Esq.
                          Chester E. Bacheller, Esq.

                    and

                                       47

                    Holland & Knight LLP
                    195 Broadway
                    New York, NY  10007
                    Fax: (212) 385-9010
                    Attn:   Sandra Mayerson, Esq.

               (ii) if to Fortress Registered Investment Trust, to:

                    c/o Fortress Investment Group, LLC
                    1301 Avenue of the Americas, 42nd Floor
                    New York, NY  10019
                    Fax: (212) 798-6122
                    Attn: Wesley R. Edens
                          William B. Doniger

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    4 Times Square
                    New York, NY 10036-6522
                    Fax: (212) 735-2000
                    Attn: Randall H. Doud, Esq.

              (iii) if to Greenhill Capital Partners, L.P., to:

                    Greenhill Capital Partners, L.P.
                    300 Park Avenue, 23rd Floor
                    New York, NY  10022
                    Fax: (212) 389-1706
                    Attn: Robert H. Niehaus
                          Timothy J. Haddock

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    4 Times Square
                    New York, NY 10036-6522
                    Fax: (212) 735-2000
                    Attn: Randall H. Doud, Esq.

               (iv) if to the Committee, to:

                    Farallon Capital Management, LLC
                    One Maritime Plaza, Suite 1325
                    San Francisco, CA 94111
                    Fax: (415) 421-2133
                    Attn: Mark C. Wehrly, Esq.

                                       48

                    And

                    Abrams Capital, LLC
                    425 Boylston Street, Suite 3
                    Boston, MA 02116
                    Fax: (617) 646-6150
                    Attn: David Abrams

                    With copies to

                    Chaim J. Fortgang, Esq.
                    New York, NY
                    Fax: (212) 626-6710

                    And

                    Thomas Moers Mayer, Esq.
                    Kramer, Levin Naftalis & Frankel LLP
                    919 Third Avenue
                    New York, NY 10022
                    Fax: (212) 715-8000

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).
Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice. The Companies and the Investors agree that any notices delivered by them pursuant to this Agreement shall also be provided to the Committee and its counsel.

         Section 10.6 Certain Definitions. As used herein, the following terms shall have the meanings set forth below:

     "Affiliate" and "associate" shall have the meanings ascribed to them in
Rule 12b-2 promulgated under the Exchange Act. "Affiliates" of either Investor shall be deemed to include limited partners in, and other direct or indirect owners of such Investor, together with entities owned, controlled or managed by any or all of such persons.

     "Amended Credit Facility" shall mean the Fifth Amended And Restated Credit
Agreement among PTI and Bank Of America, N.A. and certain other agents and lenders, dated as of September 17, 1999, as amended at any time, and all documents related thereto, including without limitation (a) the Forbearance
Agreement, any extension agreement or amendment thereof, (b) any asset sale consent agreement, and (c) any cash collateral or debtor-in-possession financing.

                                       49

     "approval of the Committee" (or phrases of similar import) as to any particular matter shall mean either (i) a written approval as to such matter executed by members of the Committee holding a majority in face amount of the
Senior Notes not held by the Investors and delivered to the Companies and the
Investors or (ii) a failure of members of the Committee holding a majority in face amount of the Senior Notes not held by the Investors to object in writing to such matter and deliver such written objection to the Companies and the
Investors within five (5) Business Days following the delivery of the request for such approval to the Committee.

     "Assumed Liabilities" shall mean the Initial Assumed Liabilities
Calculation provided by the Companies to the Investors pursuant to Section
2.3(a), together with any revision thereto pursuant to Section 2.3(b) and shall include, for purposes of any calculation, all liabilities of the Companies existing as of the Closing Date of a nature required by GAAP to be reflected on a balance sheet and being assumed rather than discharged under the Bankruptcy
Plan, other than the Seller Notes; provided, that any such liabilities
(including without limitation under the Companies' existing swap arrangements)
as to which the Bankruptcy Plan requires payment prior to the time at which such liabilities would have been paid in the ordinary course shall not be deemed to be assumed for purposes of the definition of "Assumed Liabilities" but shall instead be deemed to be claims as to which there is a funding obligation for purposes of the definitions of "Cash Funding" and the "Initial Cash Funding
Calculation". A hypothetical Assumed Liabilities Calculation is attached as
Section 10.6 of the Companies' Disclosure Schedule.

     "Bankruptcy Case" shall mean all legal proceedings, if any, instituted in a
United States Bankruptcy Court in connection with the Restructuring Transaction or otherwise involving the Companies, and any of their Subsidiaries or
Affiliates, as debtor.

     "Bankruptcy Code" shall mean Title 11 of the United States Code, 11
U.S.C.ss. 101, et seq., as now in effect or hereafter amended.

     "Bankruptcy Court" shall mean the United States Bankruptcy Court or other
U.S. federal court of competent jurisdiction in which the Bankruptcy Case is pending.

     "Bankruptcy Plan" shall mean the pre-negotiated plan in a form reasonably acceptable to the Companies and the Investors and embodying the terms set forth in the Term Sheet attached hereto as Exhibit H, with such changes as may be agreed among the Companies and the Investors.

     "Board of Directors" shall mean the Board of Directors of the Companies.

     "Break-Up Payment Order" shall mean an order of the Bankruptcy Court approving the Break-Up Payment as an administrative expense of each of the
Companies' Chapter 11 Estates.

     "Business Day" shall have the meaning provided in the Bankruptcy Code.

     "Claim" shall mean any claim, demand, action, suit, lawsuit, litigation, hearing, arbitration, proceeding or appeal, whether civil or criminal, administrative or otherwise, by or before any Governmental Authority or arbitrator.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

                                       50

     "Committee" shall mean (i) Farallon Capital Management LLC and/or Abrams
Capital, LLC for so long as at least one of them is willing to serve on the
Committee, (ii) if neither Farallon Capital Management LLC nor Abrams Capital,
LLC is willing to serve on the Committee, beneficial holders of Senior Notes willing to serve on the Committee and holding at least 40% of the Senior Notes not held by the Investors or (iii) if the Committee cannot be constituted consistent with clause (i) or clause (ii), there shall be no Committee and all rights of approval or other rights of the Committee pursuant to this Agreement shall be void.

     "Common Stock" shall mean all common stock now or hereafter authorized to be issued and any and all securities of any kind whatsoever of Pinnacle which may be exchanged for or converted into Common Stock, and any and all securities of any kind whatsoever of Pinnacle which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common
Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of Pinnacle or otherwise.

     "Communications Act" shall mean the Communications Act of 1934, as amended, and the rules and regulations (including those issued by the FCC) promulgated thereunder.

     "Confirmation Order" shall mean the order entered by the Bankruptcy Court in the Bankruptcy Case confirming the Bankruptcy Plan pursuant to Section 1129 of the Bankruptcy Code. The Confirmation Order shall provide, among other things, that (i) the sale of the New Common Shares and Warrants pursuant to this
Agreement shall be free and clear of all liens, claims, interests, rights of others or encumbrances of any kind, (ii) an express finding that the parties to the Bankruptcy Case and each Investor have acted in good faith, and (iii) the issuance of the New Common Shares to creditors under the Bankruptcy Plan is exempt from registration under the Securities Act.

     "Convertible Notes" shall mean Pinnacle's 51/2% Convertible Subordinated
Notes Due 2007.

     "Determination" shall mean either (i) any written determination by the IRS concerning the amount of any existing obligation by the Companies and their
Subsidiaries for the payment of any Taxes, penalties or interest related to tax on any "built-in gains" in assets of Companies and their Subsidiaries acquired or inherited, directly or indirectly, from any C corporation, (ii) a final, nonappealable order or ruling of the Bankruptcy Court as to the amount of such
Taxes (including penalties or interest) due or (iii) the discharge under the
Bankruptcy Case of any and all obligation of the Companies for such Taxes
(including penalties or interest).

     "Disclosure Statement" shall mean the disclosure statement filed in connection with the Bankruptcy Plan in the Bankruptcy Case.

     "DGCL" shall mean the Delaware General Corporation Law.

     "EBITDA Base Level" shall mean $5,800,000.

     "Encumbrance" shall mean, with respect to any Person, any mortgage, lien, pledge, charge, claim, option, proxy, voting trust, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any

                                       51

conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Companies, would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Expenses" shall have the meaning ascribed thereto in Section 5.15.

     "FAA" shall mean the Federal Aviation Administration and any successor
Governmental Entity.

     "FCC" shall mean the Federal Communications Commission and any successor
Governmental Entity.

     "Firm Commitment Letter" shall mean the Commitment Letter modified to delete the "due diligence" condition, it being agreed that the inclusion in such modified Commitment Letter of "material adverse change" and other customary conditions and terms will not be treated as "due diligence" conditions.

     "Forbearance Agreement" shall mean that certain Amended Forbearance
Agreement, by and between the Companies, the lenders under the Amended Credit
Facility and certain Subsidiaries of Pinnacle, dated December 14, 2001, as amended or extended from time to time

     "Governmental Entity" shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.

     "Hazardous Materials" shall mean any substance or material that is classified or regulated as "hazardous" or "toxic" or similar designation pursuant to any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, petroleum and urea-formaldehyde insulation.

     "Initial Cash Funding Calculation" shall mean, without duplication, (x) the aggregate amount of cash needed to meet the funding obligations (including without limitation in respect of principal, accrued but previously unpaid interest and any other previously unpaid amount due in connection therewith) for
(i) the Amended Credit Facility, (ii) the Seller Notes, (iii) any other indebtedness for borrowed money of the Companies, (iv) any Taxes due with respect to "built-in gains" in assets acquired directly or indirectly from any C corporation within the meaning of the Code, (v) the aggregate amount of any additional consideration payable pursuant to the penultimate sentence of Section
5.8(b) and (vi) any other claims required to be funded with cash under the
Bankruptcy Plan (other than in respect of the Senior Notes and the Convertible
Notes), plus (y) without duplication for any item covered by clause (x), the aggregate amount not paid

                                       52

prior to the Closing Date of all expenses payable or reimbursable by the
Companies to the advisors set forth in Section 3.13 of the Companies' Disclosure
Schedule and any other fees with respect to the transactions contemplated hereunder (including the Restructuring) or the Bankruptcy Case, including not more than an additional $1,500,000 (excluding any reimbursement of expenses received prior to the date hereof) in fees and expenses of the Investors minus
(z) the aggregate amount of cash, including restricted cash, of the Companies as of the Measurement Date (except that the amount of any "restricted" cash that is earmarked to be used to settle or secure an obligation that is not included within clause (x) or (y) above shall not be deducted under this clause (z))
before giving effect to the proceeds of any financing being provided in connection with consummation of the Plan, including without limitation the
Purchase Price. For purposes of this definition, (a) any cash deposits established pursuant to requests for adequate assurance by the Companies' and their Subsidiaries' utility providers shall be treated as cash to the extent that in the aggregate they do not exceed $1,000,000, and (b) the Lease Rejection
Amount shall be deemed not to give rise to a "funding obligation" under clause
(x) of the immediately preceding sentence or be an "expense" under clause (y) of the immediately preceding sentence. Notwithstanding the foregoing, the Initial
Cash Funding Calculation shall be reduced dollar-for-dollar to the extent that the Senior Note Holders Pool Amount is less than $114,000,000. A hypothetical
Initial Cash Funding Calculation is attached as Section 10.6 of the Companies'
Disclosure Schedule.

     "Intellectual Property" shall mean any of the following to the extent identified in Section 3.15 of the Companies' Disclosure Schedule: the United
States and foreign trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, and slogans including registrations and applications to register or renew the registration of any of the foregoing;
copyrights and registrations or renewals thereof; United States and foreign letters patent and patent applications, including all reissues, continuations, divisions, continuations-in-part or renewals or extensions thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential business and technical information; software and computer programs of any kind whatsoever
(including without limitation all modeling software in both source code and object code versions) and all documentation relating thereto; Internet Web sites; mask works and other semiconductor chip rights and registrations or renewals thereof; and all other intellectual property and proprietary rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

     "Knowledge" of a party hereto shall mean the actual knowledge of any director or executive officer after due inquiry.

     "Laws" shall mean all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, judgments, decrees and bodies of law.

     "Lien" shall mean with respect to any asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, or encumbrance, option, right of first offer or refusal, easement, servitude, voting or transfer restriction, or any other right of another to or adverse claim or any kind in respect of such asset or right.

                                       53

     "MAE Notice" shall mean any written notice given by the Companies to the effect that there shall have occurred any event, development or circumstance that, in the Companies' reasonable judgment, constitutes a material breach of the representations and warranties set forth in Article III or a Material
Adverse Effect.

     "Material Adverse Effect" shall mean, when used in connection with any of the Companies, any change, effect, event, occurrence or development that is, or is reasonably likely to be, materially adverse to the business, results of operations or financial condition of the Companies and the Subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to or arising out of (a) the economy or securities markets in general, (b) this
Agreement or the transactions contemplated hereby or the announcement thereof,
(c) the Companies' financial condition as of date of this Agreement, (d) the filing of the Bankruptcy Case or (e) the Companies' industry generally.

     "Measurement Date" shall mean (i) if the Closing shall occur during the first seven days of any calendar month, the last calendar day of the immediately preceding calendar month and (ii) if the Closing shall occur on a day other than as specified in clause (i), the calendar day immediately preceding the Closing
Date.

     "Motorola" shall mean Motorola, Inc., a Delaware corporation.

     "New Investor Shares" shall mean, collectively, the New Fortress Shares and the New Greenhill Shares.

     "New Senior Noteholder Shares" shall mean the New Common Shares issued to the holders of the Senior Notes pursuant to the elections described in Section
5.8.

     "Old Common Stock Amount" shall mean 1% of the amount (rounded to the nearest whole number) determined by dividing (i) the Required New Equity Amount as determined without giving effect to any adjustment pursuant to clause (y) of the definition thereof by (ii) the Purchase Price.

     "Option Share Amount" shall mean 10% of the amount (rounded to the nearest whole number) determined by dividing (i) the Required New Equity Amount as determined without giving effect to any adjustment pursuant to clause (y) of the definition thereof by (ii) the Purchase Price.

     "Ordinary Course of Business" shall mean the ordinary course of business of the Companies taking into account the Companies' lack of liquidity, high degree of financial leverage, and the deterioration of and changes in the Companies'
financial condition and operations during the 18 months prior to the date of this Agreement.

     "Permitted Encumbrances" shall mean: any Encumbrance or Lien (i) permitted under the Amended Credit Facility; (ii) permitted under the New Credit Facility ranking pari passu with the Amended Credit Facility or the New Credit Facility;
(iii) approved by the Bankruptcy Court, including, without limitation, Liens granted pursuant to a cash collateral and/or Debtor-in-Possession financing order and Liens granted as adequate protection; (iv) granted pursuant to any forbearance agreements, or amendments thereto, entered into with respect to the
Amended Credit

                                       54

Facility; (v) mechanic's, materialmen's, and similar Liens; (vi) Liens for taxes not yet due and payable or for taxes that the taxpayer is contesting through appropriate proceedings; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (viii) other Liens or
Encumbrances either (I) arising in the Ordinary and Usual Course of Business that are not incurred in connection with the borrowing of money or (II) that would not materially interfere with the conduct of the Companies' business.

     "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Plan" shall mean each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance, retention or termination pay, medical, surgical, hospitalization, life insurance and other
"welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA);
each profit-sharing, stock bonus or other "pension" plan, fund or program
(within the meaning of Section 3(2) of ERISA); each employment, termination, retention or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Companies or any ERISA
Affiliate, or to which the Companies or any ERISA Affiliate is party, whether written or oral, for the benefit of any current employees, officers, independent contractors, or directors of the Companies or any of their Subsidiaries, including without limitation, the Retention Bonus Plan and all other plans, agreements, arrangements and understandings set forth in Section 3.14 of the
Companies' Disclosure Schedule.

     "Public Debt" shall mean Pinnacle's Senior Notes and Convertible Notes.

     "Regulatory Approvals" shall mean all approvals, consents (including consents to assignments of permits and rights of way), waivers, certificates, and other authorizations reasonably required to be obtained from the FCC, the
FAA, any State PUCs or any other federal, state, foreign or municipal communications regulatory agency having jurisdiction over the Companies or either Investor's business in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

     "Required Consents" shall mean such consents or agreements of creditors and security holders as shall be required to effectuate the Restructuring
Transaction.

     "Required New Equity Amount" shall mean (x) $205,000,000, plus (y) the
Lease Rejection Amount, minus (z) the amount, if any, by which the Cash Funding is less than $415,000,000.

     "Required New Share Amount" shall mean the Required New Equity Amount divided by the Purchase Price.

     "Restructuring Transaction" shall mean any transaction, filing, case, action or event; or other series of transactions, filings, cases, actions or events (including, without limitation, a consent solicitation, a pre-negotiated plan or any other Bankruptcy Case), whereby the

                                       55

completion of which, as evidenced by a final order, if applicable, the
Companies, in all material respects, shall have effectuated the Restructuring.

     "Retention Bonus Plan" shall mean the Pinnacle Towers Inc. Retention and
Completion Incentive Plan dated as of December 28, 2001.

     "SEC" shall mean the United States Securities and Exchange Commission and
any successor Governmental Entity.

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

     "Seller Notes" shall mean the debt obligations of the Companies identified as "Seller Notes" on Section 10.6 of the Companies' Disclosure Schedule.

     "Senior Notes" shall mean Pinnacle's 10% Senior Discount Notes due 2008.

     "Sites" shall mean the physical locations of the Companies' towers.

     "Tax Amount" shall mean the excess, if any, of (i) the aggregate amount of
Taxes determined to be due pursuant to the Determination over (ii) the amount of such Taxes, if any, that can be included in the Cash Funding without increasing the Cash Funding above $415,000,000.

     "Term Sheet" shall mean the Term Sheet of the material provisions of the
Bankruptcy Plan in the form attached hereto as Exhibit H.

     "Towers" shall mean the communications towers owned, leased or managed by the Companies, including the attached guy wires located at the Companies' Sites.

     "Transaction Documents" shall mean this Agreement, the New Pinnacle
Certificate of Incorporation, the New Pinnacle Bylaws, the Investor Agreement,
the Warrant Agreement, the Employee Stock Option Plan, the term sheet for a
Bankruptcy Plan, and all other contracts, agreements, schedules, certificates, orders and other documents being delivered pursuant to or in connection with this Agreement.

     "Warrant Amount" shall mean 2% of the amount (rounded to the nearest whole number) determined by dividing (i) the Required New Equity Amount as determined without giving effect to any adjustment pursuant to clause (y) of the definition thereof by (ii) the Purchase Price.

     "Warrant Shares" shall mean the New Common Shares issued upon exercise of the Warrants.

         Section 10.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the
Companies or the Investors upon any breach or default of any party under this
Agreement, shall impair any such

                                       56

right, power or remedy of the Companies or the Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Companies or the
Investors of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Companies or the Investors shall be cumulative and not alternative.

         Section 10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

         Section 10.9 Severability. In the event that any provision of this
Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided, that, no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         Section 10.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         Section 10.11 No Public Announcement. None of the Companies, the
Subsidiaries or the Investors shall make any press release, public announcement or filing with any Governmental Entity concerning the transactions contemplated by the Transaction Documents, except as and to the extent that any such party shall be obligated to make any such disclosure by this Agreement or by law, and then only after consultation with the other regarding the basis of such obligation and the content of such press release, public announcement or filing or as the parties shall mutually agree. The parties agree that the initial press release to be issued with respect to the transactions contemplated by the
Transaction Documents shall be in the form heretofore agreed to by the parties.

         Section 10.12 Further Actions; Reasonable Efforts.

               (a) Without waving any right to terminate this Agreement under
Section 8.1 above, upon the terms and subject to the conditions hereof, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental or regulatory entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals

                                       57

or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any of the
Transaction Documents or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or any Restraint vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

               (b) In connection with and without limiting the foregoing, the parties shall use reasonable efforts (i) to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction Documents or any of the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction Documents or any other transaction contemplated thereby, to take all action necessary to ensure that the transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by the Transaction Documents.

                           [SIGNATURE PAGES TO FOLLOW]

                                       58

     IN WITNESS WHEREOF, each of the undersigned has caused the foregoing
Agreement to be executed as of the date first above written.

                                 COMPANIES:

                                 PINNACLE HOLDINGS INC.

                                 By: /s/ Steven R. Day
                                     ---------------------------------
                                     Name:  Steven R. Day
                                     Title:

                                 PINNACLE TOWERS INC.

                                 By: /s/ Steven R. Day
                                     ---------------------------------
                                     Name:  Steven R. Day
                                     Title:

                                 INVESTORS:

                                 FORTRESS REGISTERED INVESTMENT TRUST

                                 By: /s/ [illegible]
                                     ---------------------------------
                                    Name:
                                    Title:

                                 GREENHILL CAPITAL PARTNERS L.P.
                                 By its general partner, GCP, L.P.
                                 By its general partner, GCP, LLC

                                 By: /s/ Scott L. Bok
                                     ---------------------------------
                                     Name:  Scott L. Bok
                                     Title: Managing Member

                                  GREENHILL CAPITAL PARTNERS
                                  (CAYMAN) L.P.
                                  By its general partner, GCP, L.P.
                                  By its general partner, GCP, LLC

                                  By: /s/ Scott L. Bok
                                     ---------------------------------
                                     Name: Scott L. Bok
                                     Title: Managing Member

                                  GREENHILL CAPITAL PARTNERS
                                  (EXECUTIVES) L.P.
                                  By its general partner, GCP, L.P.
                                  By its general partner, GCP, LLC

                                  By: /s/ Scott L. Bok
                                     ---------------------------------
                                     Name: Scott L. Bok
                                     Title: Managing Member

                                  GREENHILL CAPITAL L.P.
                                  By its general partner, GCP, L.P.
                                  By its general partner, GCP, LLC

                                  By: /s/ Scott L. Bok
                                     ---------------------------------
                                     Name: Scott L. Bok
                                     Title: Managing Member